STOCK PURCHASE AGREEMENT (MPI)

by and among

MANAGEMENT PROPERTIES, INC.

THE JAMES R. MACLEAN REVOCABLE TRUST

SARA G. MACLEAN

THE LINDA R. MACLEAN IRREVOCABLE TRUST

and

TITAN GLOBAL HOLDINGS, INC.

July 17, 2007

3.26 Disclosures	25

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLERS	25
4.1 Legal Capacity, Organization and Good Standing	25
4.2 Authority; No Conflict	26
4.3 Ownership of Shares	26
4.4 Absence of Claims	26
4.5 Brokers or Finders	26
4.6 Closing Date	26

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER	27
5.1 Organization and Good Standing	27
5.2 Authority; No Conflict	27
5.3 Investment Intent	27
5.4 Certain Proceedings	27
5.5 Buyer’s Investigation	27
5.6 Brokers or Finders	27

ARTICLE VI COVENANTS OF COMPANY AND SELLERS PRIOR TO CLOSING DATE	28
6.1 Access and Investigations	28
6.2 Operation of the Company	28
6.3 Negative Covenant	29
6.4 Cooperation Regarding Financial Statement Audit	29
6.5 Non-Solicitation	29
6.6 Notice of Developments—Company and Seller	30
6.7 Consents	30
6.8 Stockholder Agreements	30
6.9 Excise Tax	30
6.10 Environmental Due Diligence	31
6.11 Assignments	31
6.12 Disclosure Schedules	31

ARTICLE VII COVENANTS	32
7.1 Approvals of Governmental Bodies	32
7.2 WARN Act	32
7.3 Notice of Developments—Buyer	32
7.4 Intentionally Left Blank	32
7.5 Intentionally Left Blank	32
7.6 Confidentiality	32

ARTICLE VIII CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE	33
8.1 Accuracy of Representations	33
8.2 Covenants	33
8.3 Consents	33
8.4 No Proceedings	33
8.5 Intentionally Left Blank	33
8.6 Closing Deliveries	34
8.7 Intentionally Left Blank	34
8.8 Financing	34
8.9 Opinion	34
8.10 FIRPTA Affidavit	34
8.11 Certificates	34
8.12 Section 280G Approval or Disapproval	34
8.13 Termination of Stockholder Agreements	34
8.14 Financial Statements; Audit	34
8.15 Satisfaction of Environmental Condition	35
8.16 Affiliate Leases	35
8.17 Satisfaction of Legal and Financial Due Diligence	36
8.18 Escrow Agreement	36

ARTICLE IX CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE	36
9.1 Accuracy of Representations	36
9.2 Covenants	36
9.3 Consents	36
9.4 No Proceedings	36
9.5 Certificates	37
9.6 Escrow Agreement	37
9.7 Appco Agreement	41

ARTICLE X TERMINATION	37
10.1 Termination Events.	37
10.2 Effect of Termination	38

ARTICLE XI SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS	38
11.1 Representations and Warranties	38
11.2 Covenants	38
11.3 General	39

ARTICLE XII INDEMNIFICATION	39
12.1 Indemnification and Payment of Damages by Seller	39
12.2 Indemnification and Payment of Damages by Buyer	39
12.3 Indemnitee’s Tax Benefits	40
12.4 Limitations	40
12.5 Procedures for Indemnification -- Third Party Claims	40
12.6 Procedure for Indemnification -- Other Claims	41
12.7 Exclusive Remedy	41
12.8 Tax Treatment	42
12.9 Manner of Payment	42

ARTICLE XIII TAX MATTERS	42
13.1 Tax Indemnification	42
13.2 Tax Periods Ending On or Before the Closing Date	43
13.3 Cooperation on Tax Matters	43
13.4 Tax Sharing Arrangements	43
13.5 Transfer Taxes	43
13.6 Audits and Contests Regarding Taxes	43

ARTICLE XIV GENERAL PROVISIONS	44
14.1 Expenses	44
14.2 Public Announcements.	44
14.3 Confidentiality	44
14.4 Notices	45
14.5 Jurisdiction; Service of Process	45
14.6 Further Assurances	45
14.7 Waiver	46
14.8 Entire Agreement and Modification	46
14.9 Disclosure Schedules	46
14.10 Assignments, Successors, and No Third-Party Rights	46
14.11 Severability	46
14.12 Article and Section Headings, Construction	46
14.13 Time of Essence	47
14.14 Governing Law	47
14.15 Counterparts	47
14.16 Sellers’ Representatives	47

DISCLOSURE SCHEDULES

[To be delivered to Buyer on or before July 31, 2007.]

Schedule 3.1(a)	Executive Officers & Directors; Business Qualification
Schedule 3.1(b)	Subsidiaries; Executive Officers & Directors
Schedule 3.2(b)	No Conflicts
Schedule 3.2(c)	Company Required Consents
Schedule 3.3(a)	Capitalization and Agreements in Respect of Equity Securities
Schedule 3.3(b)	Options, Warrants and Similar Rights
Schedule 3.4	Financial Statements
Schedule 3.6	Title to Assets; Encumbrances
Schedule 3.7	Intellectual Property
Schedule 3.9	Undisclosed Liabilities
Schedule 3.10	Taxes
Schedule 3.11	Plans and Benefit Obligations; Retiree Benefits
Schedule 3.12	Compliance with Legal Requirements
Schedule 3.13	Legal Proceedings
Schedule 3.14	Absence of Certain Changes and Events
Schedule 3.15(a)	Material Contracts
Schedule 3.15(b)	Restrictive Contracts
Schedule 3.15(c)	Validity of Material Contracts
Schedule 3.15(d)	No Violation of Material Contracts
Schedule 3.16	Insurance
Schedule 3.17	Environmental Matters
Schedule 3.19	Accounts Receivable
Schedule 3.20	Inventory
Schedule 3.22	Relationship with Customers, Dealers and Suppliers
Schedule 3.23	Related Party Transactions
Schedule 3.24	Employee and Labor Relations
Schedule 4.2	No Conflict of Sellers
Schedule 4.4	Absence of Claims

OTHER SCHEDULES

Schedule 6.2(a)	Operation of the Company
Schedule 6.3	Negative Covenant
Schedule 8.3	Consents

EXHIBITS

Exhibit A	Buyer’s Required Consents

STOCK PURCHASE AGREEMENT (MPI)

This STOCK PURCHASE AGREEMENT (MPI) (this “Agreement”) is dated as of July 17, 2007, by and among Management Properties, Inc., a Tennessee corporation (the “Company”), the stockholders of the Company identified on the signature page hereto (collectively referred to herein as “Sellers” and each individually as a “Seller”), and Titan Global Holdings, Inc., a Utah corporation (“Buyer”).

RECITAL

Sellers desire to sell, and Buyer desires to purchase, in the aggregate, all of the issued and outstanding common stock, zero par value per share, of the Company (collectively, the “Shares”), for the consideration and on the terms and conditions set forth in this Agreement.

The parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” means all of the Company’s trade accounts receivable, notes receivable, employee advances and other miscellaneous receivables.

“Acquisition Proposal” has the meaning set forth in Section 6.5(b).

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliated Group” means any affiliated group within the meaning of IRC §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“All Appropriate Inquiries” has the meaning set forth in Section 6.10.

“Appco” means Appalachian Oil Company, Inc., a Tennessee corporation and an Affiliate of the Company.

“Appco Agreement” means the Stock Purchase Agreement (Appco) among Appco, its stockholders and Buyer, executed of even date herewith, and pursuant to which Buyer has agreed to buy, and the stockholders have agreed to sell, all of the capital stock of Appco.

“Basket” has the meaning set forth in Section 12.4.

 “Benefit Obligation” has the meaning set forth in Section 3.11(a).

“Business Day” means any day other than a Saturday, Sunday or public holiday under the laws of the State of Tennessee.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer’s Accountants” means Buyer’s independent, nationally recognized, certified public accountants.

“Cap” has the meaning set forth in Section 12.4.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Common Stock” means the common stock of the Company, zero par value per share.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Facility” has the meaning set forth in Section 3.17(b).

“Company Intellectual Property Assets” means the Intellectual Property Assets owned or used by the Company.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization), including the satisfaction of any requirement to pay any fees or other amounts under any Contract or instrument, arising in connection with the transactions contemplated hereby.

“Consent Fees” means all fees and other amounts payable to contractual counter-parties, Governmental Bodies (except for any transfer taxes) and other third parties in connection with obtaining the Consents, other than the Consents that are or should have been set forth on Exhibit A hereto.

“Contract” means any written (or oral) agreement, contract, license, sublicense, lease, sublease or binding commitment or arrangement.

“CPI” shall have the meaning set forth in Section 8.16.

“Current Company Facility” has the meaning set forth in Section 3.17(c).

“Damages” means any and all losses, damages, liabilities, obligations, costs and expenses, including without limitation, reasonable fees and disbursements of counsel, sustained or incurred by the applicable Person.

“Disclosure Schedules” or “Schedules” means, collectively, those schedules to be delivered by the Company and the Sellers, pursuant to Section 6.12 hereof, that set forth the facts and circumstances that qualify the representations and warranties of the Company and the Sellers in Articles III and IV of this Agreement, and “Schedule” means any individual schedule comprising part of the Disclosure Schedules.

“Encumbrance” means any mortgage, easement, right of way, charge, claim, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environmental Claim” has the meaning set forth in Section 3.17.

“Environmental Laws” has the meaning set forth in Section 3.17.

“Environmental Permits” has the meaning set forth in Section 3.17.

“Equipment” means all equipment used by the Company in its operations or otherwise held by the Company, whether owned, leased or licensed, and whether located at any Current Company Facility or not, including, without limitation, all fuel pumps, fuel tanks, trucks, cash registers, computers, telephones, printers and other related equipment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” has the meaning set forth in Section 3.11(a).

“Escrow Account” has the meaning set forth in Section 2.5.

“Escrow Agent” has the meaning set forth in Section 2.5.

“Escrow Agreement” has the meaning set forth in Section 2.5.

“Escrow Amount” has the meaning set forth in Section 2.5.

“FIRPTA Affidavit” shall have the meaning set forth in Section 8.10.

“Former Company Facility” has the meaning set forth in Section 3.17(c).

“Fundamental Representations” has the meaning set forth in Section 11.1.

“GAAP” means United States generally accepted accounting principles as in effect at the relevant time.

“Governmental Authorization” means any approval, consent, license, permit, certification, registration, waiver, or other authorization issued, granted, given, required, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, county, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

(d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Materials” has the meaning set forth in Section 3.17.

“Indebtedness” means at any particular time, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than three months past due), (iv) any banker’s acceptances that are not used to purchase Inventory, (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by an Encumbrance on a Person’s assets, and (viii) accrued interest in respect of any of the obligations described in the foregoing clauses (i) through (vii) of this definition and all premiums, penalties, charges, fees, expenses and other amounts which would become due in connection with the payment and satisfaction in full of such obligations on the Closing Date.

“Intellectual Property Assets” means all: (A) patents, patent applications and patent disclosures; (B) trademarks, service marks, trade dress, trade names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (C) copyrightable works and copyrights; (D) registrations and applications related to any of the foregoing; (E) trade secrets, know-how, confidential information and inventions; (F) computer software (including but not limited to source code, executable code, data, databases and documentation); (G) rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of real persons; and (H) other intellectual property.

“Interim Financial Statements” has the meaning set forth in Section 3.4.

“Inventory” means all inventory owned, used or held for sale by the Company, including, without limitation, fuel, fuel-derivative products and convenience store merchandise, and all raw materials, work in process, finished products, shipments in transit, and related items owned, used or held for use by the Company.

“IRC” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” with respect to the Company, means knowledge of any member of Management, in each case, assuming a reasonable inquiry.

“Leased Real Property” has the meaning set forth in Section 3.6(a).

“Leases” has the meaning set forth in Section 3.6(a).

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, court order, consent, decree, regulation, license, permit, statute, or treaty.

“Management” means each of Jeffrey H. Benedict, James R. MacLean and Ernestine Clark, in their respective roles in the management of the Company.

“Material Adverse Effect (or Change)” means, with respect to a particular Person, any event, fact, circumstances or condition that, individually or in the aggregate with any other such events, facts, circumstances or conditions, has had or would be reasonably expected to have (a) a material adverse effect on the business, results of operations, assets or financial condition of such Person and its subsidiaries (if any), taken as a whole, or (b) a material impairment of such Person’s ability to consummate the transactions contemplated hereby; provided, however, that the term “Material Adverse Effect or (Change)” shall not include any event, fact, circumstances or condition to the extent resulting from an action affirmatively taken by Buyer or its Affiliates after the date hereof and prior to the Closing Date; general economic changes or changes in the general industry of the Company; acts of terrorism or war; or political or civil instability, disturbance or unrest.

“Material Contracts” has the meaning set forth in Section 3.15(a).

“Multi-Employer Plan” has the meaning set forth in Section 3.11(a).

“Organizational Documents” means: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of organization or formation and limited liability company agreement of a limited liability company, including, without limitation, an operating agreement; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Owned Real Property” has the meaning set forth in Section 3.6(a).

“Pension Plan” has the meaning set forth in Section 3.11(a).

“Permitted Encumbrances” has the meaning set forth in Section 3.6(b).

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Phase I” has the meaning set forth in Section 6.10.

“Phase I assessment” has the meaning set forth in Section 6.10.

“Phase II” has the meaning set forth in Section 6.10.

“Phase II assessment” has the meaning set forth in Section 6.10.

“Plan” has the meaning set forth in Section 3.11(a).

“Potential 280G Benefits” has the meaning set forth in Section 6.9.

“Proceeding” means any action, arbitration, audit, claim, grievance, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchase Rights” has the meaning set forth in Section 3.3(b).

“Qualified Plan” has the meaning set forth in Section 3.11(a).

“Release” has the meaning set forth in Section 3.17.

“Released” has the meaning set forth in Section 3.17.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Sellers” has the meaning set forth in the first paragraph of this Agreement.

“Sellers’ Accountants” means Blackburn, Childers & Steagall, PLC.

“Sellers’ Representatives” has the meaning set forth in Section 14.16.

“Senior Lender” means each of First Tennessee Bank and AmSouth Bank..

“Senior Lender Credit Agreements” shall mean each of the credit agreements or loan agreements by and between (or among) the Company and the Senior Lenders under which the Senior Lender Obligations have arisen.

“Senior Lender Obligations” shall mean all indebtedness and obligations owed by the Company to the Senior Lenders arising under or in connection with the Senior Lender Credit Agreements, as secured by the security agreements entered into by the Company in connection therewith; provided that the Senior Lender Obligations shall not include any letters of credit or any banker’s acceptances issued in favor of vendors of the Company’s Inventory to procure such Inventory.

“Shares” has the meaning set forth in the Recital of this Agreement.

“Subsidiary” means each Person listed on Schedule 3.1(b).

“Tax” and “Taxes” means (a) all income, gross receipts, franchise, estimated, excise, transfer, severance, value added, ad valorem, fuel, sales, use, wage, payroll, workmen’s compensation, employment, withholding, social security, alternative minimum, add-on minimum, occupation, and real and personal property taxes; taxes measured by or imposed on capital; levies, imposts, duties, (license and legislation fees); other taxes imposed by any Governmental Body, including assessments in the nature of taxes; interest, penalties, fines, assessments and deficiencies relating to any tax or taxes; (b) liability for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (c) liability for the payment of any amounts of the type described in clause (a) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person.

“Tax Claim” means any claim based upon, arising out of or otherwise in respect of, any inaccuracy in or any breach of any representation or warranty of any Seller or the Company contained in this Agreement related to Taxes, including, without limitation, Section 3.10, and any claim for Damages pursuant to Section 13.1.

“Tax Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for Taxes.

“Tax Return” means any return (including any information or amended return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body (including any schedule attached thereto) in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Taxing Authority” means any Governmental Body (whether federal, state, local, municipal, foreign or otherwise) responsible for the imposition, collection or administration of any Tax.

“Third Party” has the meaning set forth in Section 6.5(b).

“Title IV Plan” has the meaning set forth in Section 3.11(a).

“Transfer Taxes” has the meaning set forth in Section 13.6.

“Year End Financial Statements” has the meaning set forth in Section 3.4.

ARTICLE II

SALE AND TRANSFER OF SHARES; CLOSING

2.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.

2.2 Purchase Price.

(a) The purchase price for the Shares is $24,000,000 (such amount, the “Base Purchase Price”), subject to all amounts and adjustments contemplated by this Agreement (as so adjusted, the “Purchase Price”).

(b) The Purchase Price shall be paid in immediately available funds at the Closing as follows:

(i) first, to the Escrow Agent in the Escrow Amount, as provided by Section 2.5 hereof; and

(ii) then, to each Seller as set forth on Schedule 3.3(a) hereto.

2.3 Closing. The purchase and sale (the “Closing”) provided for in this Agreement will take place in Knoxville, Tennessee at the offices of Woolf, McClane, Bright, Allen & Carpenter, PLLC, at 900 South Gay Street, Suite 900, Knoxville, Tennessee, at 10:00 a.m. (local time) on the later of (the “Closing Date”): (a) August 31, 2007 or (b) the date that is five (5) Business Days following the satisfaction of the closing conditions set forth in Articles VIII and IX (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other date, time and place as the parties may agree. Subject to the provisions of Article X, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.4 Closing Deliveries. At the Closing:

(a)  Sellers or the Company, as appropriate, will deliver or arrange to be delivered to Buyer:

(i)  certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

(ii)  a certificate executed by each of the Sellers certifying as to the satisfaction of the Closing conditions set forth in Sections 8.1 and 8.2 hereof with respect to such Seller;

(iii)  a certificate executed by the Company certifying as to the satisfaction of the Closing conditions set forth in Sections 8.1 and 8.2 hereof with respect to the Company;

(iv)  the Escrow Agreement, duly executed by the Sellers and by the Escrow Agent, and duly executed copies of all other agreements, certifications, and other documents required to be executed and delivered by the Company and Sellers hereunder at the Closing; and

(v)  written resignations of each of the directors and officers of the Company.

(b) Buyer will deliver to:

(i) the Sellers, the portion of the Purchase Price payable to such Persons in accordance with Section 2.2(b)(ii) hereof;

(ii) the Escrow Agent, the Escrow Amount, in accordance with Sections 2.2(b)(i) and 2.5;

(iii) the Sellers, a certificate executed by Buyer certifying as to the satisfaction of the Closing conditions set forth in Sections 9.1 and 9.2 hereof; and

(iv) the Sellers, the Escrow Agreement, duly executed by the Buyer, and duly executed copies of all other agreements, certifications, and other documents required to be executed and delivered by Buyer hereunder at the Closing.

2.5 Escrow. At the Closing, Buyer shall withhold an amount equal to $1,000,000 (the “Escrow Amount”), on a pro rata basis among all Sellers in proportion to the aggregate amount of the Purchase Price each Seller would otherwise be entitled to receive, and shall instead deliver the Escrow Amount to an escrow agent jointly selected by, and reasonably acceptable to each of, the Buyer and the Sellers’ Representatives (the “Escrow Agent”) for deposit into escrow (the “Escrow Account”). The Escrow Amount shall be held pursuant to the provisions of an escrow agreement in form and substance reasonably satisfactory to the Buyer and the Sellers (the “Escrow Agreement”) and will be available to compensate Buyer for Damages and Tax Claims as provided in Article XII and Section 13.1 hereof. To the extent that there is any portion, or all, of the Escrow Amount remaining in the Escrow Account which has not been reserved for claims under the Escrow Agreement on the date that is eighteen (18) months after the Closing Date, such portion, or all, of the Escrow Amount will be released.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company represents and warrants to Buyer as follows:

3.1 Organization and Good Standing.

(a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Schedule 3.1(a) sets forth the current directors and executive officers of Company. The Company is duly qualified and authorized to transact business as a foreign corporation and is in good standing in every jurisdiction where required except as disclosed on Schedule 3.1(a) hereto, such exceptions not giving rise, either individually or in the aggregate, to a Material Adverse Effect.

(b) Schedule 3.1(b) sets forth, as of the date hereof, Company’s direct or indirect ownership interest in any subsidiary companies or any other Person, its percentage ownership interest therein (and the ownership interest of any other Person therein) and the jurisdiction in which each Subsidiary was organized. Each of the Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. The Subsidiaries have all necessary corporate power and authority to own or lease their respective properties and assets, as applicable, and to carry on their respective businesses as now conducted and are duly qualified or licensed to do business as foreign corporations or other entities in good standing in all jurisdictions in which the ownership of their property or the conduct of their business requires such qualification. Schedule 3.1(b) sets forth the current directors and executive officers of each Subsidiary.

(c) Attached to Schedule 3.1(c) are true and complete copies of the Organizational Documents of the Company and each Subsidiary, as currently in effect.

3.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company has all corporate right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) Except as set forth on Schedule 3.2(b), the execution, delivery and performance of this Agreement will not, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution of the Company adopted by its board of directors or stockholders;

(ii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company; or

(iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract.

(c) Except as set forth on Schedule 3.2(c), the Company is not, and will not be, required to give any notice to or obtain any Consent from any Person in connection with the execution, delivery or performance of this Agreement.

3.3 Capitalization.

(a)  The total authorized capital stock of the Company consists of 100,000 shares of common stock, zero par value per share, of which 29,752.84 shares are issued and outstanding. The Shares have been duly authorized and are validly issued and are fully paid and non-assessable and, except as set forth on Schedule 3.3(a) hereto, are not subject to preemptive rights or any rights of first refusal or rights of rescission. Except as referenced on Schedule 3.3(a), there are no Contracts for the issuance, sale or transfer of any equity securities or other securities or interests of the Company. The Shares are held of record by the Persons with the addresses of record and in the amounts and pro rata percentages set forth on Schedule 3.3(a).

(b)  Schedule 3.3(b) contains a list of equity incentive plans that are currently in effect. Except for the transactions contemplated by this Agreement and except as otherwise set forth on Schedule 3.3(b), there are no options, warrants, calls, rights, exchangeable or convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound (collectively, “Purchase Rights”) obligating the Company to (i) issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity or other security or interest in the Company or (ii) grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, exchangeable or convertible securities, commitment or agreement. All Shares and all issued and outstanding Purchase Rights have been offered, sold and delivered by the Company in material compliance with applicable federal and state securities laws.

3.4 Financial Statements. Attached hereto as Schedule 3.4(a) are: (a) the unaudited balance sheet of the Company as at September 30 in each of the years 2003 through 2006, and the related unaudited statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, together with the notes thereto, reviewed by Sellers’ Accountants (the September 30, 2006 balance sheet, the related unaudited statements of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended, together with the notes thereto are referred to herein collectively as the “Year End Financial Statements”); and (b) the unaudited balance sheet of the Company as at May 31, 2007 and the related unaudited statement of income, change in stockholders’ equity, and cash flow for the eight months then ended (collectively, the “Interim Financial Statements”). Such Year-End Financial Statements and Interim Financial Statements fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company, as applicable, as at the dates of and for the periods referred to in such financial statements, all of which have been prepared in accordance with GAAP (except as set forth on Schedule 3.4(b)), subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments and the absence of notes. The Year-End Financial Statements referred to in this Section 3.4 reflect the consistent application of GAAP throughout the period involved, except as disclosed in the notes to such financial statements or on Schedule 3.4(b).

3.5 Books and Records. The books of account, minute books, stock record books, and other records of the Company shall be made available to Buyer prior to the Closing, and are complete and correct in all material respects.

3.6 Title to Assets; Encumbrances. (a) Schedule 3.6(a) contains a complete and accurate list of all (x) land, buildings and real property owned by the Company (the “Owned Real Property”) and (y) all leases and other agreements (including all guaranties, assignments, amendments, extensions and renewals of such leases and other agreements) (the “Leases”) under which the Company holds any leasehold estates and other similar rights to use or occupy any land, buildings or other similar interest in real property (the “Leased Real Property”). The Company shall deliver or make available to Buyer copies of the deeds and other instruments (as recorded) by which the Company acquired its interest in the Owned Real Property, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of the Company and relating to such property or interest. Except as set forth on Schedule 3.6(a), the Company has not leased, subleased or granted the right to use or occupy any portion of the Owned Real Property or Leased Real Property to any Person. Except as set forth on Schedule 3.6(a), the Company owns or holds a valid and enforceable (i) title, in the case of Owned Real Property, and (ii) leasehold interest under the Leases, in the case of Leased Real Property, in each case free and clear of all Encumbrances other than (A) liens for real estate Taxes assessed with respect to the Owned Real Property or Leased Real Property for the current fiscal tax year but not yet due and payable; (B) with respect to Leased Real Property, monetary Encumbrances granted by a landlord under any financing to such landlord with regards to which the Company has been granted non-disturbance rights as tenant; and (iii) other defects in title or Encumbrances that do not materially restrict or impair the Company’s use of the Owned Real Property or Leased Real Property in the ordinary course of business.

(b) Except as set forth on Schedule 3.6(b), the Company has good and marketable title to, or, in the case of leased properties and assets, a valid leasehold interest in, all its material properties and assets (whether real, personal, or mixed and whether tangible or intangible) used by the Company, located on any of the premises of the Company or reflected in the books and records of the Company, including all of the properties and assets reflected in the balance sheet portion of the Year End Financial Statements and the balance sheet portion of the Interim Financial Statements (except for Inventory sold since the date of the Year End Financial Statements and the Interim Financial Statements, as the case may be, to customers in the ordinary course of business). To the Knowledge of the Company, the buildings, plants, structures, and other material assets owned, leased or licensed by the Company are in reasonably good operating condition and repair, in all material respects, ordinary wear and tear excepted, and are reasonably fit for the purposes for which they are used by the Company, except for such conditions as would not have a materially adverse impact upon the use thereof. Except as set forth on Schedule 3.6(b), all material properties and assets reflected in the balance sheet portions of the Year End Financial Statements and the Interim Financial Statements are free and clear of all Encumbrances except:

(i) the Senior Lender Obligations;

(ii) mortgages or security interests incurred in connection with the purchase of property or assets and shown on the balance sheet portions of the Year End Financial Statements or the Interim Financial Statements as securing only such property or assets so purchased, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists;

(iii) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Financial Statements (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists;

(iv) liens for current Taxes not yet due;

(v) the matters set forth on Schedule 3.6(b); and

(vi) other defects of title or Encumbrances with respect to the Owned Real Property or Leased Real Property which do not, individually or in the aggregate, materially restrict or impair the Company’s use of its Owned Real Property or Leased Real Property.

The Encumbrances set forth in clauses (ii)-(vi) above are collectively referred to as the “Permitted Encumbrances.”

(c) Schedule 3.6(c) contains a complete and accurate list of all Equipment items owned, leased or licensed by the Company, grouped by category of Equipment and the nature of the Company’s interest (owned, leased or licensed) with respect thereto. To the Knowledge of the Company, each Equipment item is in reasonably good operating condition and repair, in all material respects, ordinary wear, tear, breakage and malfunctions excepted, and is reasonably fit for the purpose for which it is used by the Company in its ordinary course of business, except for such conditions as would not have a materially adverse impact upon the use thereof.

3.7 Intellectual Property Matters. Schedule 3.7(a) attached hereto sets forth a complete and correct list of all of the following that are owned by the Company: patents; patent applications; trademark applications; trademark registrations; Internet domain names; service mark applications; service mark registrations; copyright registrations and material unregistered trademarks, service marks and copyrights. Schedule 3.7(b) sets forth all agreements relating to the licensing of Intellectual Property Assets by the Company to a third party or by a third party to the Company, and all other agreements affecting the Company’s ability to use or disclose any Intellectual Property Assets, except for licenses for commercially available off-the-shelf computer software programs, applications or products purchased or licensed for less than a total cost of $25,000.

Except as set forth on Schedule 3.7(c) and except to the extent that the inaccuracy of any of the following, individually or in the aggregate, would not have a Material Adverse Effect on the Company:

(a)  the Company Intellectual Property Assets owned by the Company are not subject to any pending, or, to the Knowledge of the Company, threatened claim, judgment or dispute of any nature;

(b)  the Company has not: (i) consented to or otherwise acquiesced in the use by another Person of the Company’s name or a name that is substantially similar to the Company’s name; or (ii) received any notice or claims from any third party alleging that the operation of the Company’s business infringes or misappropriates the Intellectual Property Assets of such third party;

(c)  to the Company’s Knowledge, no third party has infringed, misappropriated or otherwise conflicted with, any of the Company Intellectual Property Assets and the Company does not have Knowledge of any facts that indicate a likelihood of any of the foregoing;

(d)  the Company Intellectual Property Assets are subsisting and in full force and effect and, to the Knowledge of the Company, are valid and enforceable; and

(e)  the Company owns and possesses the entire right, title and interest in and to all material Intellectual Property Assets created or developed by, for or under the direction or supervision of the Company, including any of the foregoing created or developed by any employee, consultant or contractor, and all Persons who have participated in the creation or development of any such material Intellectual Property Assets, including, without limitation, the Intellectual Property Assets set forth on Schedule 3.7(a), have executed and delivered to the Company a valid and enforceable agreement (i) providing for the non-disclosure by such Person of any confidential information of the Company and (ii) providing for the assignment by such Person to the Company of any material Intellectual Property Assets arising out of such Person’s employment by, engagement by or contract with the Company.

3.8 Absence of Material Adverse Change. To the Knowledge of the Company, and except as set forth on Schedule 3.8, since the date of the Interim Financial Statements and, to the extent not fully reflected in the Interim Financial Statements, since the date of the Year End Financial Statements, there has not been any Material Adverse Change with respect to the Company.

3.9 No Undisclosed Liabilities. To the Knowledge of the Company, and except as set forth on Schedule 3.9, the Company has no material liabilities or obligations of any nature (whether absolute, accrued, contingent, known or otherwise), except for the Senior Lender Obligations, liabilities or obligations reflected in or reserved against in the balance sheet portion of the Interim Financial Statements, current liabilities incurred in the ordinary course of business since the date of the Interim Financial Statements (none of which is a liability resulting from non-compliance with any applicable law, the breach of any Contract, the commission of any tort or act of infringement, or any other Proceeding) and liabilities that do not or would not reasonably be expected to have a Material Adverse Effect.

3.10 Taxes.

(a) The Company has filed or caused to be filed all Tax Returns required to have been filed by it pursuant to applicable Legal Requirements. All such Tax Returns are true, correct and complete in all material respects. Except as set forth in the Disclosure Schedules, the Company has paid all Taxes shown on all Tax Returns it has filed, except such Taxes, if any, as are listed on Schedule 3.10(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided on the face of the balance sheet portion of the Year End Financial Statements and the balance sheet portion of the Interim Financial Statements. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b) Except as set forth on Schedule 3.10(b) there is no dispute or claim concerning any Tax Liability of the Company either (A) claimed or raised by any Taxing Authority in writing that has been received by the Company or (B) as to which any of the Sellers or the Company has Knowledge based upon personal contact with any agent of such Taxing Authority. Schedule 3.10 lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods commencing January 1, 2001 and ended on or before December 31, 2005, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Except as set forth on Schedule 3.10(b), (x) no claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction and (y) there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company. The Sellers and the Company have delivered or made available to the Buyer correct and complete copies of all such federal income Tax Returns, examination reports with respect to such income Tax Returns, and statements of income Taxes assessed against or agreed to by the Company since January 1, 2001 which were not shown on the face of such income Tax Return. Except as described on Schedule 3.10(b), the Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, as shown on all Forms W-2 and 1099 filed by the Company, and all such Forms W-2 and 1099 have been properly filed.

(c) Except as described on Schedule 3.10(c), the Company has not executed any agreement waiving any statute of limitations in respect of assessment or collection of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that has continuing effect, or granted any power of attorney in respect to the Company with respect to any matter related to Taxes which is currently in force. Except as described on Schedule 3.10(c), there are no agreements currently in effect between the Company and any Taxing Authority with respect to the payment in installments of any Tax Liability after the Closing Date.

(d) Subject to the provisions of Section 6.9 hereof, the Company has not made any payments and is not obligated to make any payments in connection with the transactions contemplated by this Agreement that would be excess parachute payments within the meaning of IRC § 280G. The Company has not been a United States real property holding corporation within the meaning of IRC §897(c)(2) during the applicable period specified in IRC §897(c)(1)(A)(ii). The Company (A) has never been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (B) does not have any Tax Liability for the Taxes of any Person (other than the Company) under Treasury Regulation §1.1502-6, as a transferee or successor, by contract, or otherwise.

(e) The unpaid Taxes of the Company did not, as of May 31, 2007, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the balance sheet portion of the Interim Financial Statements (rather than in any notes thereto). The reserve for unpaid federal income taxes maintained by the Company is in accordance with the past custom and practice of the Company.

(f) The Company will not be required to include any item of income in, nor will the Company exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date under IRC §481(c) (or any corresponding or similar provision of state, local or foreign income Tax law). The Company is not a party to any “closing agreement” as described in IRC §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date that would have continuing effect after the Closing Date. Except as set forth on Schedule 3.10(f), the Company is not a party to or bound by any Tax allocation, sharing, or similar agreement, and the Company has no (A) gain from any intercompany transaction which has been deferred pursuant to Treasury Regulations Section 1.1502-13 or any excess loss account described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income Tax law) arising in any taxable period or portion thereof ending before the Closing Date; (B) installment sale or open transaction disposition made on or prior to the Closing Date, income from which would be required to be reported by the Company after the Closing Date; or (C) prepaid income amount received on or prior to the Closing Date not required to have been reported in computing taxable income for periods ending on or before the Closing Date.

(g) The Company has never made an election under Section 1362(a) of the IRC to be treated as an S corporation within the meaning of Section 1361 of the IRC, nor has it been treated in a similar manner for purposes of the income tax laws of any state in which it has been subject to taxation where analogous treatment is legally available. During the last seven years, the Company has not distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed by whole or in part by § 355 or § 361 of the IRC.

3.11 Employee Benefits.

(a) As used in this Section 3.11, the following terms have the meanings set forth below.

“Benefit Obligations” means all obligations, arrangements, or customary practices to provide benefits as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans.

“ERISA Affiliate” means, with respect to the Company, any other person that, together with the Company, would be treated as a single employer under IRC § 414.

“Multi-Employer Plan” has the meaning given in ERISA § 3(37)(A).

“Pension Plan” has the meaning given in ERISA § 3(2)(A).

“Plan” has the meaning given in ERISA § 3(3).

“Qualified Plan” means any Pension Plan that meets or purports to meet the requirements of IRC § 401(a).

“Title IV Plans” means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. § 1301 et seq., other than Multi-Employer Plans.

(b) Schedule 3.11 contains a complete and accurate list of all Plans and material Benefit Obligations sponsored, maintained or contributed to by the Company on behalf of or for the benefit of its current or former employees, directors or independent contractors. The Company shall deliver or make available to Buyer a true and correct copy of the governing plan document for each Plan (including all amendments thereto), its summary plan description and its most recent Form 5500 with all schedules and attachments (if applicable), and any trust agreement, insurance contract or other document under which Plan assets are held and invested or benefits provided. The Company shall further deliver or make available to Buyer the material Benefit Obligations, and a copy of any document furnished to employees which summarizes or describes each material Benefit Obligation. Except as set forth on Schedule 3.11, each Plan and each Benefit Obligation complies in form and operation in all material respects with its terms and the applicable requirements of ERISA, the IRC and other applicable Legal Requirements. Except as set forth on Schedule 3.11, neither the Company nor any ERISA Affiliate has at any time during the six years preceding this Agreement and through the date hereof sponsored, maintained, contributed to or been obligated to contribute to any Qualified Plan, including without limitation any Title IV Plan or Multi-Employer Plan, and no facts or circumstances exist or are expected that could result in material liability or potential material liability to the Company or any ERISA Affiliate pursuant to Title IV or Section 302 of ERISA or IRC § 412. Neither the Company or, to the Knowledge of the Company, any fiduciary with respect to any Plan has engaged in any nonexempt prohibited transaction under ERISA § 406, or incurred any liability for breach of fiduciary duty or any other failure to comply with any Legal Requirement in connection with the administration or investment of assets of any Plan. Except as set forth on Schedule 3.11, no action, suit, Proceeding, hearing, audit or investigation with respect to the administration or investment of assets of any Plan or Benefit Obligation (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened. Except as otherwise disclosed on Schedule 3.11, the Company does not provide health or other welfare benefits for any retired or former employee and is not obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service (other than “COBRA” continuation coverage required under ERISA §§ 601 et seq. and IRC § 4980B). All contributions (including employer and employee contributions) or premium payments with respect to each Plan or Benefit Obligation for all periods ending on or prior to the Closing Date have been made or, to the extent not required to be made, have been made or properly accrued. Except as otherwise disclosed on Schedule 3.11, neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will accelerate the time of payment or vesting, result in any payment or funding of any benefits, or increase the amount payable or benefits provided under any Plan or Benefit Obligation. The Company has not granted to any Person an interest in a nonqualified deferred compensation plan or arrangement that is, or is reasonably likely to be, subject to the tax imposed by IRC § 409A(a)(1)(B) or (b)(4). All persons classified by the Company as independent contractors satisfy and have at all times satisfied the requirements of applicable law to be so classified; the Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and the Company has no obligations to provide benefits with respect to such persons under any Plan or Benefit Obligation. No individuals are currently providing, or have ever provided, services to the Company pursuant to a leasing agreement or similar type of arrangement, nor has the Company entered into any arrangement whereby services will be provided by such individuals.

3.12 Compliance with Legal Requirements; Governmental Authorizations.

(a) Except as set forth on Schedule 3.12 or Schedule 3.17 or except where any failure to comply or any violation would not have a Material Adverse Effect on the Company:

(i) the Company is in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation by the Company of, or a material failure on the part of the Company to comply with, any Legal Requirement; and

(iii) to the Company’s Knowledge, it has not received any written notice or communication from any Governmental Body regarding: (A) any actual or alleged violation of, or failure to comply with, any Legal Requirement, or (B) any actual or alleged obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) To the Knowledge of the Company, Schedule 3.12 and Schedule 3.17, taken together, contain a list that is complete and accurate in all material respects of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. To the Knowledge of the Company, the Company holds all Governmental Authorizations necessary to conduct the Company’s business as presently conducted without any material violation of any Legal Requirement. To the Knowledge of the Company, each Governmental Authorization listed on Schedule 3.12 or Schedule 3.17 is valid and in full force and effect. To the Knowledge of the Company, and except as set forth on Schedule 3.12 or Schedule 3.17, or except where any failure to comply, violation or other event or circumstances would not have a Material Adverse Effect on the Company:

(i) the Company is in compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified on Schedule 3.12 or 3.17;

(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time): (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed on Schedule 3.12 or 3.17, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, modification, or termination of, any material Governmental Authorization listed on Schedule 3.12 or 3.17;

(iii) the Company has not received any written notice or communication from any Governmental Body regarding: (A) any actual, alleged or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual or threatened revocation, withdrawal, suspension, cancellation, modification or termination of any material Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of any material Governmental Authorizations listed or required to be listed on Schedule 3.12 or 3.17 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

3.13 Legal Proceedings. Except as set forth on Schedule 3.13, there is no pending Proceeding:

(a) that has been commenced by or against the Company or any of the material assets owned or used by the Company; or

(b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

Except as set forth on Schedule 3.13, to the Knowledge of the Company, no such Proceeding has been threatened. Except as set forth on Schedule 3.13, there is no judgment, decree, injunction, rule or order of any Governmental Body or arbitrator outstanding against the Company.

3.14 Absence of Certain Changes and Events. Except as set forth on Schedule 3.14, since the date of the Interim Financial Statements, and, to the extent not fully reflected in the Interim Financial Statements, since the date of the Year End Financial Statements, the Company has conducted its business only in the ordinary course of business consistent with past practices, and there has not been any:

(a) change in the Company’s authorized or issued capital stock or the ownership thereof; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock;

(b) amendment to the Organizational Documents of the Company;

(c) acquisition of any stock or business of, or merger or consolidation with, another Person, or any action with respect to liquidating, dissolving, recapitalizing, reorganizing or otherwise winding up the Company’s business;

(d) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee (except, with respect to non-executive employees, in the ordinary course of business consistent with past practice) or entry into any new, or material amendment of any existing, employment, consulting, independent contractor, severance, change of control or similar Contract;

(e) adoption of any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan;

(f) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, which has had, or would reasonably be expected to have, a Material Adverse Effect on the Company;

(g) sale (other than sales of Inventory in the ordinary course of business), lease, license, distribution or other disposition of any material asset(s) or property of the Company, or any waiver, release, transfer or assignment of any right of material value, or any mortgage, pledge, or imposition of any lien or other Encumbrance on any material asset(s) or property of the Company except as noted on Schedule 3.6 or except as explicitly permitted under Section 6.2 or required under any other provision of this Agreement;

(h) entry into any Contract or other agreement providing for payments by the Company in an aggregate amount exceeding $25,000 that is not terminable by the Company, without penalty, upon sixty (60) days notice, with the exception of agreements for the purchase of fuel entered into by the Company in the ordinary course of its business and consistent with past practice;

(i) any capital expenditure in excess of $25,000;

(j) change in any annual accounting period or accounting methods used by the Company;

(k) any modification, termination or amendment to a Material Contract or waiver of any right or claim thereunder;

(l) loss of use of any Company Intellectual Property Assets;

(m) change in methods, practices, principles or timing regarding the purchase of inventory or the payment or accrual of operating expenses, including accounts payable; or

(n) entry into any Contract, whether oral or written, by the Company to do any of the foregoing.

3.15 Material Contracts; No Defaults. To the Knowledge of the Company, after having made inquiry of all Company employees authorized to enter into Material Contracts on behalf of the Company:

(a) Schedule 3.15(a) contains a complete and accurate list, and the Company shall deliver or make available to Buyer prior to the Closing, true and complete copies of the following Contracts (together with the Leases listed on Schedule 3.6 and the Contracts listed on Schedule 3.7(b), the “Material Contracts”):

(i) each Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $250,000 either (A) during fiscal 2006 or (B) reasonably expected for fiscal 2007 or any fiscal year thereafter, except for purchase orders for fuel, fuel components or finished goods in the ordinary course of business, consistent with past practices;

(ii) each Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $250,000 either (A) during fiscal 2006 or (B) reasonably expected for fiscal 2007 or any fiscal year thereafter, except for (y) Contracts for the purchase of fuel, fuel components or other finished goods in the ordinary course of business, consistent with past practices and (z) Contracts that are terminable by the Company without penalty or notice;

(iii) each Contract entered into by the Company outside the ordinary course of business involving, or reasonably expected to involve, expenditures or receipts of the Company in excess of $25,000;

(iv) each Lease, rental or occupancy agreement, license, installment or conditional sale agreement, or other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and/or conditional sales agreements involving aggregate payments of less than $25,000);

(v) each joint venture, partnership, and other similar Contract (however named) involving (or reasonably expected to involve) a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(vi) each Contract containing covenants that restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

(vii) each Contract for capital expenditures in excess of $25,000;

(viii) each indenture, mortgage, trust, deed, promissory note, loan agreement, security agreement, guarantee or other material agreement or material commitment for Indebtedness;

(ix) any indemnification agreements or other similar arrangements under which the Company is obligated to indemnify any Person;

(x) any settlement, conciliation or similar agreement pursuant to which the Company is required to pay consideration in excess of $25,000 after the date hereof;

(xi) each Contract between the Company and any of its customers that involves the sale of goods by the Company to such distributor of an amount in excess of $100,000 either (A) during fiscal 2006 or (B) reasonably expected for fiscal 2007; and

(xii) each Contract with any officer, director, employee, consultant or independent contractor of the Company;

(xiii) each Contract providing for payments in an aggregate amount exceeding $25,000 per annum that is not terminable by the Company, without penalty, upon sixty (60) days notice; and

(xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b) Except as set forth on Schedule 3.15(b):

(i) no Seller has or may acquire any rights under, and no Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

(ii) to the Knowledge of the Company, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to: (A) engage in or continue any conduct, activity, or practice relating to the business of the Company; or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

(c) Except as set forth on Schedule 3.15(c), each Material Contract identified or required to be identified on Schedule 3.15(a) is in full force and effect and is valid and enforceable in accordance with its terms.

(d) Except as set forth on Schedule 3.15(d):

(i) the Company is in material compliance with all applicable terms and requirements of each Material Contract;

(ii) to the Knowledge of the Company, each other Person that has any obligation or liability under any Material Contract is in material compliance with all applicable terms and requirements of such Material Contract;

(iii) to the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; and

(iv) to the Knowledge of the Company, the Company has not given to or received from any other Person, at any time since the date of the Interim Financial Statements, or to the extent not reflected in the Interim Financial Statements, since the date of the Year End Financial Statements, any written notice or communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract.

3.16 Insurance.

(a) The Company shall deliver or make available to Buyer:

(i) true and complete copies or coverage abstracts or summaries of all policies of insurance to which the Company is a party or under which the Company, or any officer or director of the Company, is or has been covered at any time within the two (2) years preceding the date of this Agreement (a list of material policies is set forth on Schedule 3.16(a)); and

(ii) true and complete copies of all pending applications for policies of insurance (a list of which applications is set forth on Schedule 3.16(a)).

The policies referred to in clause (i) above provide coverage required by any Material Contract to which the Company is party.

(b) Except as set forth on Schedule 3.16(b):

(i) To the Knowledge of the Company, the Company has not received: (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any material insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(ii) To the Knowledge of the Company, the Company has paid all premiums due (or has accrued for such on its financial statements), and has otherwise performed all of its obligations, under each policy to which the Company is a party or that provides coverage to the Company or any director thereof.

3.17 Environmental Matters. To the Knowledge of the Company:

(a) Except as set forth on Schedule 3.17(a) and except to the extent that the inaccuracy of any of the following, individually or in the aggregate, would not have a Material Adverse Effect on the Company:

(i) the Company holds and is in compliance with all Environmental Permits, and is and has otherwise been in compliance with all applicable Environmental Laws and there is no condition that is reasonably likely to prevent or materially interfere with compliance by the Company with Environmental Laws;

(ii) no modification, revocation, re-issuance, alteration, transfer or amendment of any Environmental Permit, or review by, or approval of, any third party, including, without limitation, any Governmental Body, of any Environmental Permit or of the environmental condition any real property owned by the Company or any of its Subsidiaries is required in connection with the execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby or the operation of the business of the Company on the date of the Closing;

(iii) the Company has not received any Environmental Claim, nor, to the Knowledge of the Company, has any Environmental Claim been threatened against the Company; and

(iv) the Company has not entered into or agreed to any outstanding judgment, decree, order or consent arrangement with any Governmental Body under any Environmental Laws, including without limitation those relating to compliance with any Environmental Laws or to the investigation, cleanup, remediation or removal of Hazardous Materials.

(b) Set forth on Schedule 3.17(b) are all of the parcels of real property that are now, or have heretofore been, owned or leased by the Company or its Subsidiaries, or otherwise used by the Company or its Subsidiaries for the conduct of the Company’s business (each, a “Company Facility”), or to which any Hazardous Materials generated by the Company or its Subsidiaries have been delivered during the last 10 years by a third party.

(c) Except as set forth on Schedule 3.17(c) or as disclosed in Buyer’s environmental due diligence under Section 6.10, except for Hazardous Materials which are required for the conduct of the business of the Company or any of its Subsidiaries as currently conducted and which are being stored and disposed of by the Company or any of its Subsidiaries in accordance with applicable Environmental Laws, no Hazardous Materials have been Released at or onto or, to Knowledge of the Company or its Subsidiaries, are migrating onto or from any Company Facility currently leased or owned by the Company or any Subsidiary (a “Current Company Facility”) (including, without limitation, the soil, groundwater, surface water, or ambient air, or building materials thereof). Except as set forth on Schedule 3.17(c) or as disclosed in Buyer’s environmental due diligence under Section 6.10, no Hazardous Materials were Released at or onto, and, to the Knowledge of the Company, no Hazardous Materials migrated onto or from, any Company Facility previously leased or owned by the Company or any Subsidiary (a “Former Company Facility”) during the ownership or leasing by the Company or any Subsidiary of such Former Company Facility. Except as set forth on Schedule 3.17(c) or as disclosed in Buyer’s environmental due diligence under Section 6.10, except for Hazardous Materials used, generated, stored and Released in accordance with applicable Environmental Laws, to the Knowledge of the Company, no Hazardous Material which was generated, discarded, transported, or Released by the Company or its Subsidiaries prior to the Closing Date is present, in a concentration or amount exceeding legally allowable limits applicable to the use of the property in question or in a manner which violates any applicable Environmental Law or that is reasonably likely to require any investigation, removal or response activity under any applicable Environmental Law, on any other real property, including, without limitation any disposal site to which Hazardous Materials generated or transported by the Company have been delivered.

(d) The Company shall deliver to Buyer (or make available for Buyer’s inspection) all reports, records, tests, evaluations, Governmental Body and third party correspondence, and other documents relating to the storage, use, Release, manufacture, remediation, investigation, or removal of Hazardous Materials by the Company or any of its Subsidiaries or the presence of any Hazardous Material on or about any Company Facility.

(e) Except as set forth on Schedule 3.17(e), no person has been exposed to any Hazardous Material stored, used, Released, generated, or transported by or for the Company or any of its Subsidiaries in a manner which has caused, or is reasonably likely to cause, an adverse health effect.

For purposes of this Agreement, the terms below shall have the following meanings:

“Environmental Claim” means any written complaint, notice, claim, demand, action, suit or judicial, administrative or arbitral proceeding by any Person to the Company asserting liability or potential liability (including without limitation, liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from: (i) the presence, Release or threatened Release of any Hazardous Materials at any location, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or Environmental Permits, or (iii) otherwise relating to obligations or liabilities under any Environmental Law.

“Environmental Laws” means all applicable federal, state, county, and local statutes, rules, regulations, ordinances, orders and decrees, and all common law, in each case relating in any manner to pollution, protection of human health and the environment, the exposure of Persons, property or the environment to any Hazardous Materials, or the Release or threatened Release of any Hazardous Materials, to the extent and in the form that such exist at the date hereof.

“Environmental Permits” means all permits, licenses, registrations, exemptions and other governmental authorizations required under Environmental Laws for the Company to conduct its operations as presently conducted.

“Hazardous Materials” means all hazardous or toxic substances, wastes, materials or chemicals, petroleum and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials and substances, including but not limited to radiologically-contaminated materials regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Laws.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including but not limited to any ventilated or indoor air) or into any building or other man-made structure.

“Released” means spilled, leaked, pumped, poured, emitted, emptied, discharged, injected, allowed to escape, allowed to leach, dumped, or disposed of into the environment (including but not limited to any ventilated or indoor air) or into any building or other man-made structure.

3.18 Brokers or Finders. The Company has incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby.

3.19 Accounts Receivable. Except as set forth on Schedule 3.19, all Accounts Receivable of the Company are reflected properly on its books and records, are valid receivables and, to the Knowledge of the Company, are collectible in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts set forth in the balance sheet portion of the Interim Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

3.20 Inventory. Except as set forth on Schedule 3.20, all Inventory is useable and saleable in the ordinary course of business, except for obsolete items of below-standard quality, all of which have been written off or written down to estimated net realizable value (or reserves have been established for such Inventory) in the books and records of the Company in accordance with GAAP. Except as set forth in Schedule 3.20, the Inventory is reflected on the balance sheet portion of the Year End Financial Statements and the Interim Financial Statements in accordance with GAAP. Liquid fuel Inventory is reflected at the lower of cost, using the last-in, first-out (LIFO) method, or market. All other Inventory is reflected at the lower of cost, using the first-in, first-out method (FIFO), or market.

3.21 Sufficiency of Assets. The Company owns, or has a valid leasehold interest in or license for, in each case free and clear of all Encumbrances except for Permitted Encumbrances, all assets materially necessary for the conduct of its business as presently conducted consistent with past practices.

3.22 Intentionally Left Blank.

3.23 Related Party Transactions. Except as set forth on Schedule 3.23, no director, officer, partner, employee, Affiliate or “associate” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of the Company or its Subsidiaries (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or its Subsidiaries; (ii) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, Affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (x) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or its Subsidiaries, (y) engaged in a business related to the Company's business or (z) participating in any transaction to which the Company or its Subsidiaries is a party; or (iii) otherwise is or has been a party to any contract, arrangement, understanding or transaction with the Company or its Subsidiaries. Except as set forth on Schedule 3.23, each of such agreements, obligations and arrangements shall have been paid in full or, in the case of executory obligations, terminated prior to the Closing Date.

3.24 Employee and Labor Relations. (a) Schedule 3.24(a) hereto correctly sets forth the name and current annual salary of each of the Company’s employees receiving more than $50,000 in annual compensation and whether any employees are absent from active employment, including, but not limited to, leave of absence or disability.

(b) Schedule 3.24(b) sets forth the bonuses paid and reasonably expected to be paid to the Company’s officers and employees for the fiscal year ended September 30, 2007.

(c) Except as set forth on Schedule 3.24(c):

(i) the Company is not party to any collective bargaining agreement or relationship;

(ii)  to the Company’s Knowledge, no key employee or group of employees of the Company have any plans to terminate employment with the Company; and

(iii) to the Company’s Knowledge, it does not have any material labor relations problems (including any union organization or decertification activities, threatened or actual strikes or work stoppages or material employee grievances).

3.25 Closing Date. Each of the representations and warranties of Company contained in this Article 3, in the Disclosure Schedules or in any certificate delivered by or on behalf of Company to Buyer pursuant hereto shall be true and correct as of the Closing Date as though then made and as though the Closing Date was substituted for the date hereof (or any other reference to the date hereof or the date of this Agreement) throughout such representations and warranties; provided, however, that the Company and the Sellers shall update the Disclosure Schedules hereto at or prior to the Closing Date to reflect changed conditions or circumstances after the date of such Disclosure Schedules. Buyer shall have the right to terminate this Agreement as a result of any such update to the Disclosure Schedules that reflects a Material Adverse Change.

3.26 Disclosures. Neither this Agreement nor any of the Disclosure Schedules annexed hereto, nor any report, certificate or instrument furnished by the Company or Sellers in writing to Buyer or its counsel in connection with the transactions contemplated by this Agreement, when read together, contains or will contain any material misstatement of fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect. The Company and Sellers have not, after due inquiry, knowingly withheld from Buyer any information or fact which has, or would reasonably be expected to have, a Material Adverse Effect on the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants jointly and severally to Buyer as follows:

4.1 Legal Capacity, Organization and Good Standing. Each Seller that is a natural person has the legal capacity and all requisite power and authority to enter into this Agreement, to comply with the provisions hereof and to carry out the transactions contemplated hereby. Each Seller that is not a natural person, including any trust, corporation, limited partnership, or other entity, is duly organized, validly existing and in good standing under the laws of the jurisdiction of such entity’s incorporation or formation and has all requisite power and authority to enter into this Agreement and to comply with the provisions hereof.

4.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms. Each Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the other documents to be executed in connection herewith and to perform its obligations under this Agreement and the documents to be executed in connection herewith.

(b) Except as set forth on Schedule 4.2, neither the execution and delivery of this Agreement by any Seller nor the consummation or performance of any of the transactions contemplated by this Agreement by a Seller will give any Person the right to prevent, delay, or otherwise materially interfere with any of the transactions contemplated by this Agreement pursuant to:

(i) any provision of any Seller’s Organizational Documents;

(ii)  any resolution or consent adopted by the board of directors or stockholders of any Seller;

(iii)  any Legal Requirement to which a Seller may be subject; or

(iv)  any material Contract to which a Seller is a party or by which a Seller may be bound.

4.3 Ownership of Shares. Each Seller is and will be on the Closing Date the record and beneficial owner and holder of the Shares set forth opposite its name on Schedule 3.3(a). Each Seller represents that its Shares will be transferred to Buyer on the Closing Date, free and clear of all Encumbrances except for restrictions imposed under any federal or state securities law.

4.4 Absence of Claims. Except as set forth on Schedule 4.4, such Seller has no commitment, action, debt, claim, counterclaim, suit, cause of action or similar right, at law or in equity, contingent or otherwise, against the Company or the officers, directors, employees, stockholders, Affiliates, predecessors, successors or assigns of any of them, including, but not limited to, any claims which relate to or arise out of such Seller’s prior relationship with the Company or his, her or its rights or status as a stockholder, officer, director, or employee of the Company.

4.5 Brokers or Finders. No Seller has incurred any obligation or liability, contingent or otherwise, for brokerage, finders’ fees, agents’ commissions or other similar payment(s) in connection with this Agreement or the transactions contemplated hereby.

4.6 Closing Date. Each of the representations and warranties of the Sellers contained in this Article 4, in the Schedules attached hereto or in any certificate delivered by or on behalf of the Sellers to Buyer pursuant hereto shall be true and correct as of the Closing Date as though then made and as though the Closing Date was substituted for the date hereof (or any other reference to the date hereof or the date of this Agreement) throughout such representations and warranties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah.

5.2 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the other documents to be executed in connection herewith and to perform its obligations under this Agreement and the documents to be executed in connection herewith.

(b) Except as set forth in Exhibit A, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated in this Agreement.

(c) Except as expressly set forth in this Agreement or in the attachments hereto, the Buyer is not a party to any other agreement or understanding with any of the Sellers, the Company or any of the Company’s employees.

5.3 Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

5.4 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with the performance of this Agreement or the transactions contemplated herein. To Buyer’s Knowledge, no such Proceeding has been threatened.

5.5 Buyer’s Investigation. Buyer hereby acknowledges that to its knowledge, Buyer and its Representatives have been (a) given access to the premises, properties, books, contracts and records of the Company and (b) furnished with all additional financial and operational data and other information concerning the Company’s assets as Buyer and its Representatives have requested in connection with Buyer’s determination to enter into this Agreement.

5.6 Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due from Sellers by or through Buyer as a result of the action of Buyer or its officers or agents.

ARTICLE VI

COVENANTS OF COMPANY AND SELLERS PRIOR TO CLOSING DATE

6.1 Access and Investigations.

(a) Between the date of this Agreement and the Closing Date, the Company and its Representatives will, during normal business hours: (i)  afford Buyer and its Representatives reasonable access to the Company’s properties, contracts, books and records, and other documents and data, (ii) afford Buyer and its Representatives reasonable access to the Company’s personnel, customers, suppliers and licensors, provided that the Buyer notifies the Company in advance of the personnel, customers, suppliers and licensors to which it wants access, and will allow the Company to participate in any contacts with such personnel, customers, suppliers and licensors, (iii) furnish or make available to Buyer and Buyer’s Representatives copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (iv) furnish or make available to Buyer and Buyer’s Representatives such additional financial, operating, and other data and information as Buyer may reasonably request so long as such request does not unreasonably interfere with the operation of the Company’s business in the ordinary course.

(b) Between the date of this Agreement and the Closing Date, the Company and its Representatives will furthermore provide Buyer’s financial employee or officer designee (to be selected by Buyer in its sole discretion) and Buyer’s Accountants reasonable access to the Company’s properties, contracts, books and records, and other documents and data in order to (i) enable Buyer’s Accountants to perform the audits provided for under Sections 6.4 and 8.14 hereof, (ii) keep Buyer informed as to the Sellers’ and the Company’s compliance with the pre-Closing covenants set forth in this Article VI, and (iii) assist Buyer in its efforts to integrate the Company’s business with Buyer’s existing business and to perform its legal and financial due diligence.

6.2 Operation of the Company.

Between the date of this Agreement and the Closing Date, the Company (and, where applicable, the Sellers) shall:

(a) except as set forth on Schedule 6.2(a), conduct the business of the Company only in the ordinary course of business consistent with past practice;

(b) not pay dividends or make any distributions to the Sellers, except for payment of salaries established prior to September 30, 2007 and customary year-end bonuses in an amount consistent with prior years’ practices;

(c) not withdraw cash or liquidate marketable securities for the payment of amounts outside of the ordinary course of business;

(d) not amend any of its Organization Documents;

(e) not issue any shares of its stock or rights to acquire shares of its stock;

(f) use commercially reasonable efforts to maintain the goodwill of the Company’s suppliers, customers, distributors, licensors and employees; and

(g) not create, incur, assume or suffer to exist any Indebtedness not in existence on the date of this Agreement except pursuant to the Senior Lender Credit Agreements, as such agreements are in existence on the date hereof.

6.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement or as set forth on Schedule 6.3, between the date of this Agreement and the Closing Date, the Company will not, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.14 would reasonably be expected to occur.

6.4 Cooperation Regarding Financial Statement Audit. Between the date of this Agreement and the Closing Date, the Company, together with the Sellers, shall cooperate with Buyer and Buyer’s Accountants in their timely preparation of audited, consolidated financial statements of the Company that meet the requirements of Item 9.01(a) of Form 8-K for the period required by Rule 3-05(b) of Regulation S-X promulgated by the Securities and Exchange Commission.

6.5 Non-Solicitation.

(a) From and after the date of this Agreement until the earlier to occur of the Closing or termination of this Agreement pursuant to Article X, the Company and the Sellers will not, and will not permit their respective Representatives to, directly or indirectly enter into any agreement or understanding with, any Person (other than Buyer and its Affiliates) for the purpose of making, or otherwise facilitate the making of, an “Acquisition Proposal” (as defined below). In furtherance of the foregoing, the Company or Sellers will promptly notify Buyer if it receives any proposal, inquiry or request for information in connection with an Acquisition Proposal or potential Acquisition Proposal.

(b) For the purposes of this Agreement, “Acquisition Proposal” shall mean any one of the following (other than the transactions among the Company, the Sellers and Buyer contemplated hereunder): (i) a proposal for any transaction pursuant to which any Person or group of Persons (other than the Sellers) (a “Third Party”) proposes to acquire beneficial ownership of any equity securities of the Company, whether from the Company or pursuant to a tender offer, exchange offer, recapitalization, reorganization or otherwise, (ii) a proposal for any merger, consolidation or other business combination involving the Company pursuant to which any Third Party proposes to acquire beneficial ownership of any equity securities of the Company or of the entity surviving such merger, consolidation or other business combination, (iii) a proposal for any other transaction or series of related transactions (including any license) pursuant to which any Third Party proposes to acquire control of any assets of the Company (other than a proposal to acquire inventory in the ordinary course of business consistent with past practices), or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(c) Notwithstanding the foregoing, no provision of this Section 6.5 shall be construed (i) to prohibit any of the Company, Sellers or their respective Representatives from responding to any proposal, inquiry or request for information in connection with an Acquisition Proposal or potential Acquisition Proposal for the purpose of advising the Person making such proposal, inquiry or request of the Company’s and Sellers’ obligations under this Section 6.5 or (ii) to require any of the Company, Sellers or their respective Representatives to disclose to Buyer any terms and conditions of any such proposal, inquiry or request, including the identity of the party making an Acquisition Proposal.

6.6 Notice of Developments—Company and Seller. Any of the Sellers or the Company shall give prompt written notice to Buyer of any development causing, or which would reasonably be expected to cause, a breach of any of the Company’s representations and warranties set forth in Article III above, and each Seller shall give prompt written notice to the other parties hereto of any development causing, or which would reasonable be expected to cause, a breach of any of such Seller’s representations and warranties set forth in Article IV above. No disclosure by any Seller or the Company pursuant to this Section 6.6, however, shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation or breach of warranty by such Seller.

6.7 Consents. The Company and the Sellers shall use their reasonable best efforts to obtain as soon as practicable after the date on which the Buyer notifies the Company and the Sellers that the Buyer’s financing contingency set forth in Section 8.8 hereof has been satisfied or waived by the Buyer all third-party Consents (including those identified on Schedules 3.2(b), 3.2(c) and 4.2, and give, as soon as practicable after the date hereof, all third-party notices, in each case which may be required under any instruments, Contracts, commitments, or arrangements in connection with the consummation of the transactions contemplated hereby, and Buyer will cooperate with the Company and the Sellers in assisting them to obtain such third-party Consents and to deliver such third-party notices; provided that nothing herein shall be deemed to require Buyer to incur any costs or expenses in connection with such cooperation. The Sellers shall pay all Consent Fees required in connection with obtaining such third-party consents, approvals or the giving of such notices, including, without limitation, any fees or other amounts payable under any Contract in connection with the transactions contemplated hereby.

6.8 Stockholder Agreements. Between the date hereof and the Closing Date, the Sellers and the Company shall terminate any and all existing stockholder agreements among any of the Sellers and/or the Company relating to the voting or disposition of the Shares or any other similar matters, in each case, on terms and conditions reasonably satisfactory to Buyer and with no further obligation or liability of the Company or any other party thereto.

6.9 Excise Tax. Prior to the Closing, the Company shall deliver to Buyer evidence reasonably satisfactory to Buyer that, with respect to any payments of cash or sales and purchases of stock or other payment or benefits provided by the Company that may be deemed to constitute “parachute payments” pursuant to Section 280G of the IRC (“Potential 280G Benefits”), (i) the Company’s stockholders have approved by the requisite vote (which is more than 75% of the Company’s disinterested stockholders, as defined in the regulations promulgated under IRC Section 280G) all such Potential 280G Benefits with respect to any disqualified individual (as defined in IRC Section 280G and the regulations thereunder), or (ii) such requisite stockholder approval was sought and the Company’s stockholders did not approve such Potential 280G Benefits, and therefore such Potential 280G Benefits shall not be made or provided to any disqualified individual. The procedures for obtaining such stockholder approval as described in IRC Section 280G and the regulations issued thereunder shall be subject to the reasonable approval of Buyer.

6.10 Environmental Due Diligence. Regarding any Current Company Facility, the Company and the Sellers shall provide Buyer with the right, but not the obligation, to take all steps necessary to conduct all appropriate inquiries pursuant to Section 101(35)(B) of the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601(35)(B), as the United States Environmental Protection Agency has defined such inquiries in a rule promulgated at 70 Fed. Reg. 66070 (November 1, 2005) and effective on November 1, 2006 (hereinafter, “All Appropriate Inquiries”). Buyer’s performance of All Appropriate Inquiries shall include but not be limited to, performance by or for Buyer, at Buyer’s sole cost, of any of the actions described in this Section 6.10. Prior to the Closing, Sellers shall make available to Buyer all records held by Sellers concerning each Current Company Facility and environmental conditions thereon, including but not limited to, for each Current Company Facility, any environmental site assessments, analytical results of sampling, remedial reports, investigations, permits, licenses, underground or aboveground storage tank test results, inventory records, administrative or judicial notices, and estimates of the cost of any environmental remediation, investigation, monitoring, or compliance. Sellers shall also provide to Buyer a list of, and make available to Buyer any written information on any environmental conditions at, every Former Company Facility. Buyer shall have the right, but not the obligation, to perform or cause to be performed an environmental site assessment of each Current Company Facility (each, a “Phase I assessment”) and to produce or cause to be produced a written report of each such assessment and any recommendations made as a result of each such assessment (each, a “Phase I”). If any Phase I recommends that samples of any environmental medium, including but not limited to any air, soil, surface water, ground water, sediment, rock, or bedrock at, above, or beneath any portion of a Current Company Facility, should be taken, or if any environmental site assessment or report provided to Buyer shows any contamination or remediation at a Current Company Facility, Buyer shall have the right, but not the obligation, to sample such Current Company Facility or cause it to be sampled, at Buyer’s sole cost (a “Phase II assessment”). A written report of any such Phase II assessment, any other efforts to address any concern raised or condition noted in any Phase I or any information obtained by Buyer, and any recommendations for further action (a “Phase II”) shall be prepared by or for Buyer at Buyer’s sole cost. Buyer shall provide Sellers with copies of the final Phase I and Phase II reports as each such report is generated. Sellers hereby grant Buyer and agents of Buyer all access to each Current Company Facility and to any individual representatives of Sellers which is or may be needed by or for Buyer to undertake All Appropriate Inquiries regarding each Current Company Facility.

6.11 Assignments. Between the date of this agreement and the Closing Date, the Sellers and Company (or their Affiliates, as applicable) shall execute and have executed necessary and proper assignment documents evidencing the assignment, for no additional consideration (beyond the entry into this Agreement), of all Company Intellectual Property Assets or other assets used in or necessary for the conduct of the Company’s business as conducted the ownership of which is currently vested in employees, consultants or Affiliates of the Company or the Sellers. For the sake of clarification, the foregoing sentence shall not require the assignment to the Company of any real property that is currently leased to the Company pursuant to a valid, written lease agreement.

6.12 Disclosure Schedules. The Company and the Sellers shall deliver the Disclosure Schedules to Buyer no later than July 31, 2007.

ARTICLE VII

COVENANTS

7.1 Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement and in any event prior to the tenth (10th) Business Day following execution of this Agreement, the Buyer will make all filings required by Legal Requirements to be made by it to consummate the transactions contemplated by this Agreement. Between the date of this Agreement and the Closing Date, the Buyer will cooperate with the Company and Sellers with respect to all filings that are required by Legal Requirements to be made in connection with the transactions contemplated herein. Buyer will (i) cooperate with the Company and the Sellers in assisting them to obtain the consents referred to in Section 6.7 hereof, including those consents identified on Schedules 3.2(b), 3.2(c) and 4.2; provided that nothing herein shall be deemed to require Buyer to incur any costs or expenses in connection with the obtaining of such consents; and (ii) exercise commercially reasonable efforts to obtain all consents identified in Exhibit A.

7.2 WARN Act. In the event Buyer discontinues all or part of the operations of the Company and/or fails to employ or discontinues the employment permanently or temporarily of any Company employees on and after the Closing Date, Buyer shall be liable and responsible for compliance with and liability under the Federal Worker Adjustment and Retraining Act by the Company and any similar state or local law or ordinance.

7.3 Notice of Developments—Buyer. The Buyer shall give prompt written notice to the other parties hereto of any Material Adverse Change (but in no event later than five (5) Business Days after Buyer becomes aware of any such Material Adverse Change) causing, or which would reasonably be expected to cause, a breach of any of Buyer’s representations and warranties set forth in Article V above, or which would prevent or adversely impact, in a material way, Buyer’s ability to obtain financing for the transactions described hereunder as contemplated under Section 8.8 hereof. No disclosure by Buyer pursuant to this Section 7.3, however, shall be deemed to amend or supplement Exhibit A annexed hereto or to prevent or cure any misrepresentation or breach of warranty by Buyer.

7.4 Intentionally Left Blank.

7.5 Intentionally Left Blank.

7.6 Confidentiality.

(a) Each Seller, Sellers’ Representatives and, prior to the Closing, the Company, agree to use their respective best efforts to maintain the confidentiality of all proprietary and other non-public information regarding the Company, except as required to file tax returns and as required by law, and to turn over to Buyer at the Closing all such materials (and all copies thereof) they have in their possession. In the event of the breach of any of the provisions of this Section 7.6, Buyer, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief (without the posting of bond or other security) in order to enforce or prevent any violations of the provisions hereof.

(b) In the event that any party hereto reasonably believes after consultation with counsel that it is required by law to disclose any confidential information described in this Section 7.6, the disclosing party will (i) to the extent permitted by such applicable law, provide the other parties with prompt notice before such disclosure in order that such other parties may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information and (ii) cooperate with the other parties in attempting to obtain such order or assurance. The provisions of this Section 7.6 shall not apply to any information, documents or materials which are, as shown by appropriate written evidence, in the public domain or, as shown by appropriate written evidence, shall come into the public domain, other than by reason of default by the applicable party bound hereunder or its Affiliates.

ARTICLE VIII

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Buyer, in whole or in part):

8.1 Accuracy of Representations. Each of the representations and warranties of Company and the Sellers contained in this Agreement, including any updated Schedules as contemplated by Section 3.25 hereof, or in any certificate delivered to Buyer in connection herewith shall be true and correct (but determined in each case, other than with respect to Section 3.8, without giving effect to any qualifications therein referencing the terms “material” or “Material Adverse Effect” or other terms of similar import or effect) when made and as of the Closing (with the same force and effect as if made as of the Closing), except where all failures of such representations and warranties to be so true and correct have not had, and would not reasonably be expected to have, in the aggregate, a Material Adverse Effect on the Company or the Buyer.

8.2 Covenants. Each of the covenants and other agreements contained in this Agreement to be complied with by the Company or the Sellers on or before the Closing Date shall have been complied with in all material respects.

8.3 Consents. Each of the Consents identified on Schedule 8.3 hereto shall have been obtained by the Company or Sellers on terms and conditions reasonably acceptable to Buyer and shall be in full force and effect.

8.4 No Proceedings. Since the date of this Agreement, there must not have been commenced against Buyer, or against any Person affiliated with Buyer, any Proceeding that, in the reasonable good faith judgment of Buyer, based on the advice of outside counsel, would have a reasonable prospect of surviving a motion for summary judgment by Buyer before any Governmental Body of competent jurisdiction which (a) seeks to enjoin, restrain or otherwise prohibit the consummation of the transactions contemplated hereby; (b) seeks to impose criminal penalties in connection with the consummation of the transactions contemplated hereby; or (c) would reasonably be expected to have a Material Adverse Effect on the Company or Buyer, including, without limitation, preventing, delaying, making illegal, or otherwise interfering with the consummation of any of the transactions contemplated hereby.

8.5 Intentionally Left Blank.

8.6 Closing Deliveries. Buyer shall have received each of the deliveries set forth in Section 2.5(a) hereto.

8.7 Intentionally Left Blank.

8.8 Financing. Buyer shall have received a financing commitment to provide all requisite financing required by Buyer to consummate the transactions contemplated hereunder.

8.9 Opinion.  Buyer shall have received from Woolf, McClane, Bright, Allen & Carpenter, PLLC, counsel for the Sellers and the Company, an opinion addressed to Buyer and Buyer’s lenders, dated as of the Closing Date and in form and substance reasonably satisfactory to Buyer.

8.10 FIRPTA Affidavit. The Sellers shall have delivered to Buyer an affidavit, under penalty of perjury (a so-called “FIRPTA Affidavit”) duly executed by each of the Sellers, in form and substance required under Treasury Regulation §1.897-2(h), certifying facts that would exempt the Buyer from withholding requirements of the Foreign Investment in Real Property Tax Act.

8.11 Certificates. Sellers and the Company shall have delivered to Buyer: (i) a copy of the Organizational Documents of the Company (in the case of the Company’s charter documents, as certified by the Secretary of State of the State of Tennessee); (ii) a certificate of good standing for the Company from the State of Tennessee; (iii) certificates of good standing or qualification for each other jurisdiction in which the Company is qualified or admitted to do business, with respect to each of (i)-(iii) above, such certificates to be dated no more than ten days prior to the Closing Date; and (iv) a certificate, dated as of the Closing Date and executed by the Secretary of the Company, certifying to (A) the incumbency of all officers executing this Agreement and/or any document contemplated hereby on behalf of the Company, (B) the accuracy and completeness of attached copies of the Company’s Organizational Documents, (C) the resolutions of the Board of Directors and requisite shareholders of the Company authorizing and approving the execution and delivery of this Agreement by the Company, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.

8.12 Section 280G Approval or Disapproval. If required in order for the Company to comply with its pre-Closing covenant under Section 6.9 hereof, the stockholders of the Company shall have voted or acted by written consent to either (i) approve, by the requisite majority, any Potential 280G Benefits, or (ii) not approve such Potential 280G Benefits by the requisite majority. If the Company’s stockholders shall have not provided the requisite approval, any disqualified individual (as such term is defined in the regulations promulgated under IRC Section 280G) shall have agreed to forfeit any Potential 280G Benefits.

8.13 Termination of Stockholder Agreements. The Company and the Sellers shall have fully complied with the covenants set forth in Section 6.8 hereto.

8.14 Financial Statements; Audit.

(a) The Buyer (together with Buyer’s Accountants) shall have prepared audited, consolidated financial statements of the Company that meet the requirements of Item 9.01(a) of Form 8-K for the period required by Rule 3-05(b) of Regulation S-X promulgated by the Securities and Exchange Commission, and Buyer’s Accountants shall have consented to Buyer’s use of the Company’s audited consolidated financial statements with respect to any of the Buyer’s filings under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

(b) The Buyer (together with Buyer’s Accountants) shall have conducted an audit of Seller’s Accountants work in reviewing the Company’s financial statements for the three year period ended September 30, 2006, the results of which shall be reasonably satisfactory to Buyer and shall have evidenced whether (i) there are no material changes to the corresponding information contained in the financial statements prepared by the Company and reviewed by Seller’s Accountants with respect to such three year period and (ii) the information obtained as a result of such audit of the Company’s financial statements at September 30, 2006 is consistent with corresponding information contained in the Interim Financial Statements (as at May 31, 2007).

8.15 Satisfaction of Environmental Condition. Buyer shall have made All Appropriate Inquiries concerning each Current Company Facility and shall have obtained a Phase I and, if necessary, a Phase II with respect to each Current Company Facility for which Buyer has exercised its rights under Section 6.10 hereof, in each case in a form which allows Buyer to rely on such reports. Upon receipt of such Phase I and Phase II reports, Buyer shall be deemed to have obtained and investigated all investigations, sampling, reports, and information concerning the presence of Hazardous Materials on or about each Current Company Facility, at which point Buyer shall have determined, based on the results obtained by such investigations, that Buyer is satisfied that no Hazardous Materials have been Released to, on, or from any Current Company Facility in concentrations or amounts which exceed limits legally allowable under any applicable Environmental Law for the use of the property in question, or which require any investigation, removal or response activity under any applicable Environmental Law, or which otherwise violate any Environmental Law. Regarding Former Company Facilities and any real property to which any Hazardous Materials generated or transported by the Company were sent for disposal or onto which such materials were Released, Buyer shall have determined that the Company is not liable or potentially liable under any Environmental Laws for any investigation into or remediation of any Release of any Hazardous Materials at such real property in an amount which would have a Material Adverse Effect on the Company.

8.16 Affiliate Leases. The Buyer shall have been granted access to and reviewed all real property leases entered into by and between the Company (and/or its Subsidiaries) and any officer, director, stockholder, employee or Affiliate of the Company (or an Affiliate of any of the foregoing), and the terms of each such lease shall have been satisfactory to Buyer in its sole and absolute discretion (subject to the following sentence of this Section 8.16). Notwithstanding the foregoing, all such real property leases shall have been amended to reflect the following terms:

(i) the approval or objection by the Company (and/or its Subsidiaries), as lessor under each such lease, to improvements proposed to be effected by the lessee to the real property covered by such lease shall be provided by the lessor within thirty (30) days of receipt of notification by the lessee of each such proposed improvement; consent to any such proposed improvement (of which lessor is notified in a timely fashion in accordance with the terms of the lease) shall not be unreasonably withheld by the lessor;

(ii) rent payments under each such lease during the extension period of the lease shall be calculated without reference to the Consumer Price Index (the “CPI”) and shall not increase due to a rise in the CPI; and

(iii) in lieu of CPI-based increases, rent payable by the lessee under each such lease shall be increased by fifteen percent (15%) during each five year extension period under the lease.

8.17 Satisfaction of Legal and Financial Due Diligence. Buyer and its counsel shall have completed their legal and financial due diligence concerning the Company, the results of which shall have been satisfactory to Buyer in its sole discretion.

8.18 Escrow Agreement. The Sellers and the Escrow Agent shall have executed and delivered the Escrow Agreement to the Buyer.

ARTICLE IX

CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

Sellers’ obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing on behalf of all Sellers by Sellers’ Representatives, in whole or in part):

9.1 Accuracy of Representations. Each of the representations and warranties of Buyer contained in this Agreement or in any certificate delivered to the Sellers in connection herewith shall be true and correct (but determined in each case without giving effect to any qualifications therein referencing the terms “material” or “Material Adverse Effect” or other terms of similar import or effect) when made and as of the Closing (with the same force and effect as if made as of the Closing), except where all failures of such representations and warranties to be so true and correct have not had, and would not reasonably be expected to have, in the aggregate, a Material Adverse Effect on the Company or the Sellers.

9.2 Covenants. Each of the covenants and other agreements contained in this Agreement to be complied with by the Buyer on or before the Closing Date shall have been complied with in all respects, except where all failures to so comply with such covenants in the aggregate have not resulted, and would not reasonably be expected to result, in a material adverse effect on the Sellers or the ability of the Buyer to consummate the transactions contemplated in this Agreement.

9.3 Consents. Each of the Consents identified in Exhibit A as a pre-condition to Closing must have been obtained and must be in full force and effect, except where the Buyer’s failure to obtain such consents: (a) was due to a breach by the Company or the Sellers of their obligation to cooperate with Buyer to obtain such consents under the standard outlined by Section 6.4; and (b) would not be reasonably likely to have a Material Adverse Effect on the Buyer or a Material Adverse Effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

9.4 No Proceedings. Since the date of this Agreement, there must not have been commenced against Sellers or the Company, or against any Person affiliated with Sellers or the Company, any Proceeding that, in the reasonable good faith judgment of Sellers or the Company, based on the advice of outside counsel, would have a reasonable prospect of surviving a motion for summary judgment by Sellers or the Company before any Governmental Body of competent jurisdiction which (a) seeks to enjoin, restrain or otherwise prohibit the consummation of the transactions contemplated hereby; (b) seeks to impose criminal penalties in connection with the consummation of the transactions contemplated hereby; or (c) would reasonably be expected to have a Material Adverse Effect on Sellers, including, without limitation, preventing, delaying, making illegal, or otherwise interfering with the consummation of any of the transactions contemplated hereby.

9.5 Certificates. Buyer shall have delivered to the Sellers and the Company: (i) a copy of the Articles or Certificate of Incorporation (as the case may be) of the Buyer, certified by the Secretary of State of the State of Utah; (ii) a certificate of good standing for the Buyer from the State of Utah; (iii) certificates of good standing or qualification for each other jurisdiction in which Buyer is qualified or admitted to do business, with respect to each of (i)-(iii) above, such certificates to be dated no more than ten days prior to the Closing Date; and (iv) a certificate or certificates, dated as of the Closing Date and executed by the Secretary of the Buyer, certifying to (A) the incumbency of all officers executing this Agreement and/or any document contemplated hereby on behalf of the Buyer, (B) the accuracy and completeness of attached copies of the Buyer’s Organizational Documents, (C) the resolutions of the Board of Directors and requisite shareholders of the Buyer authorizing and approving the execution and delivery of this Agreement by the Buyer, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.

9.6. Escrow Agreement. Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement to the Sellers.

9.7 Appco Agreement. The purchase and sale of the capital stock of Appco and the other transactions contemplated by the Appco Agreement shall have been consummated contemporaneously with the consummation of the transactions contemplated by this Agreement.

ARTICLE X

TERMINATION

10.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either Buyer or Sellers if a material breach of any provision of this Agreement has been committed by the Company or any of the Sellers (in the case of a termination by Buyer) or Buyer (in the case of a termination by the Sellers’ Representatives) and such breach has not been waived, provided that written notice has been given to such other party of the intention to terminate under this Section 10.1(a) due to such breach and such other party has not cured such breach within fifteen (15) days of receipt of such notice, or if such breach is unable to be cured within such 30-day period, the breaching party has made commercially reasonable efforts to cure such breach and such breach is cured not later that thirty (30) days after notice thereof;

(b) (i) by Buyer if any of the conditions in Article VIII have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or

(ii) by Sellers’ Representatives, if any of the conditions in Article IX have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company or any of the Sellers to comply with their obligations under this Agreement) and Sellers’ Representatives have not waived such condition on or before the Closing Date;

(c) by mutual written consent of Buyer and Sellers; or

(d) by Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply with its obligations under this Agreement) on or before August 31, 2007, or such later date that the parties may agree upon in writing.

10.2 Effect of Termination. Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the provisions of Article XIV will survive after such termination; provided that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired for a period of six (6) months after such termination.

ARTICLE XI

SURVIVAL OF REPRESENTATIONS,

WARRANTIES, COVENANTS AND AGREEMENTS

11.1 Representations and Warranties. All representations and warranties in this Agreement and the certificates delivered pursuant to Section 2.5(a)(ii) and (iii) hereof shall expire on the date which is eighteen (18) months after the Closing Date, with the exception of (i) the representations and warranties set forth in Sections 3.1 (Organization; Good Standing), 3.2 (Authority; No Conflict), 3.3 (Capitalization), 3.18 (Brokers or Finders), 4.1 (Authority; No Conflict) and 4.3 (Ownership of Shares) (collectively, the “Fundamental Representations”), which shall survive the Closing and remain in full force and effect forever; and (ii) representations and warranties related to any Tax Claim (including without limitation the representations and warranties set forth in Section 3.10 hereof), which shall terminate on the later of (x) sixty (60) days following the date upon which the liability to which any such Tax Claim may relate is barred by all applicable statutes of limitation (including any extension or waiver of such periods) and (y) sixty (60) days following the date upon which any claim for refund or credit related to such Tax Claim is barred by all applicable statutes of limitations (including any extension or waiver of such periods).

11.2 Covenants. Claims with respect to any breach of a covenant or obligation in this Agreement must be brought within eighteen (18) months of such breach coming to the attention of the other party; provided that claims with respect to any covenant or obligation to be performed and complied with by any party prior to the Closing Date must be brought within eighteen (18) months after the Closing Date.

11.3 General. Neither Buyer nor any Seller shall have any liability whatsoever with respect to any claim for breach of a representation, warranty, covenant or obligation brought after the respective expiration dates set forth in this Article XI, except in the case of fraud or willful misconduct. Except as otherwise set forth herein, each of the parties hereto intends to shorten the statute of limitations, and each party agrees that no claims or causes of action may be brought against the other party arising out of, or based upon, any such representation, warranty, covenant or obligation after the respective expiration dates set forth in this Article XI, other than in the case of fraud or willful misconduct.

ARTICLE XII

INDEMNIFICATION

12.1 Indemnification and Payment of Damages by Sellers.

(a) Representations, Warranties and Covenants.  Except as limited by Article XI hereof, and subject to the further provisions of this Article XII and Section 13.1 hereof, each Seller shall, jointly and severally, protect, defend, indemnify, and hold Buyer and its Affiliates harmless from and against any and all Damages sustained, incurred or suffered by or asserted against any of them, directly or indirectly, as a result of or relating to or arising out of: (i) any breach of any representation or warranty made by Sellers or the Company in this Agreement or in any certificate delivered to Buyer in connection herewith (in each case, other than with respect to Section 3.8, determined without giving effect to any qualifications therein referencing the terms “material” or “Material Adverse Effect” or other terms of similar import or effect) or (ii) any breach by any Seller of any covenant or obligation of any Seller in this Agreement or any breach by the Company or any Seller of any pre-Closing covenant or pre-Closing obligation of the Company or such Seller in this Agreement. Except as otherwise provided herein, any assertion by Buyer that Sellers are liable under the terms of this Section 12.1(a) must be made by Buyer in writing and must be sent to Sellers on or prior to the expiration of the survival period of the particular representation, warranty or covenant as provided in Article XI hereof.

(b) Supplemental Tax Indemnification. Notwithstanding and in addition to the provisions of Section 12.1(a), the Sellers shall be obligated to indemnify Buyer with respect to Taxes as set forth in Section 13.1 hereof. All such indemnification obligations related to Taxes shall be treated as Tax Claims for purposes of the survival provisions of Section 11.1(ii), and shall not be subject to the Basket and Cap (each, as defined hereinafter in Section 12.4) limitations that are set forth in Section 12.4 hereof. For purposes of clarification, any and all references to “Damages” found within Sections 12.3 through 12.8 (other than Section 12.4) hereof shall include Damages for which a Tax Claim is asserted by Buyer hereunder.

12.2 Indemnification and Payment of Damages by Buyer. Buyer will indemnify and hold harmless Sellers, and will pay to them the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered to Sellers’ Representatives in connection herewith (in each case, determined without giving effect to any qualifications therein referencing the terms “material” or “Material Adverse Effect” or other terms of similar import or effect), or (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement or any breach by the Company of any post-Closing covenant or post-Closing obligation under this Agreement.

12.3 Indemnitee’s Tax Benefits.  Indemnification payments under this Article XII and Section 13.1 hereof shall be paid by the indemnifying party without reduction for any tax benefits available to the indemnified party.

12.4 Limitations. No claims for breaches of representations, warranties, covenants or obligations may be brought after the time limitations set forth in Article XI. Notwithstanding anything herein to the contrary, other than with respect to a claim arising out of fraud or willful misconduct, no party shall have any obligation to indemnify the other hereunder, unless (i) (except with respect to a claim arising out of Sections 12.1(a)(ii)) the amount of Damages sustained or incurred with respect to a particular claim (together with all related claims) exceeds $5,000 and (ii) (except with respect to a breach of any Fundamental Representation, breach of any covenant or obligation, or with respect to a Tax Claim) the aggregate amount of Damages sustained or incurred with respect to all claims by such party pursuant to this Agreement exceeds $150,000 (the “Basket”), and then (except with respect to a breach of any Fundamental Representation, breach of any covenant or obligation, or with respect to a Tax Claim) only to the extent of the excess of the aggregate amount of Damages sustained or incurred by such party with respect to all claims by such party pursuant to this Agreement above the Basket amount up to (but not in excess of) a maximum aggregate indemnity for such Damages of an amount (the “Cap”) equal to (a) for claims made within one (1) year after the Closing, twenty-five percent (25%) of the Purchase Price; and (b) for claims made more than one (1) year after the Closing, ten percent (10%) of the Purchase Price.

12.5 Procedures for Indemnification -- Third Party Claims.

(a) Promptly after receipt by an indemnified party under Section 12.1 or 12.2 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except, and only to the extent that, the indemnifying party demonstrates that the defense of such action is materially prejudiced by the indemnifying party’s failure to give such notice.

(b) If any Proceeding referred to in Section 12.5(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding or the indemnified party determines in good faith that joint representation would be inappropriate), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party; provided that the indemnifying party provides written notice of its election to assume the defense of such Proceeding to the indemnified party within ten (10) days of receipt by the indemnifying party of the notice of claim by the indemnified party, and, after delivery of such written notice from the indemnifying party to the indemnified party, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article XII for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding:

(i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification;

(ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless: (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and

(iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent, other than reasonable, documented costs of investigation.

(c) Notwithstanding the foregoing, if (i) the indemnifying party does not, within ten (10) days after the indemnified party’s notice is given pursuant to this Section 12.5, give written notice to the indemnified party of its election to assume the defense of such Proceeding as permitted under Section 12.5(b), or (ii) the indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, then in either case the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but, in such case the indemnifying party will not be bound by any compromise or settlement effected without its consent (which consent will not be unreasonably withheld) unless such compromise or settlement: (A) results in no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and (B) does not obligate the indemnifying party to pay monetary damages.

12.6 Procedure for Indemnification -- Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

12.7 Exclusive Remedy. (a) Buyer hereby agrees that besides the termination rights afforded under Article X hereof, the rights and remedies of Buyer contained in this Article XII and in Section 13.1 to recover Damages (subject to the limitations set forth herein) shall be the sole and exclusive rights and remedies that they shall have against the Company or any Seller arising out of, relating to or resulting from a breach of representation, warranty or covenant (except for any covenant set forth in Article II or Article VIIA) under this Agreement, except with respect to any claim arising out of fraud or the willful misconduct of any Seller or the Company.

(b) Each Seller hereby agrees that it shall not (and shall cause its Affiliates not to) directly or indirectly make any claim for indemnification or contribution against the Buyer, the Company or any of their respective Affiliates by reason of the fact that any Seller or any Affiliate of any Seller is or was a shareholder, director, manager, officer, employee or agent of the Company or any of its Affiliates or is or was serving at the request of the Company or any of its Affiliates as a partner, manager, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by the Buyer or any of its Affiliates against Sellers pursuant to this Agreement or applicable law or otherwise. In no event shall the Company or any of its Affiliates have any liability whatsoever to any Seller (or any Affiliate of any Seller) for breaches of the representations, warranties, agreements or covenants of such Seller or the Company hereunder, and no Seller shall (and each shall cause its Affiliates not to) in any event seek contribution from the Company or any of its Affiliates in respect of any payments required to be made by any Seller pursuant to this Agreement.

12.8 Tax Treatment. All indemnification payments shall constitute adjustments to the Purchase Price for all Tax purposes, and no party hereto shall take any position inconsistent with such characterization, unless a final determination by any Governmental Body causes any such amount not to constitute an adjustment to the Purchase Price for Tax purposes.

12.9 Manner of Payment; Right of Set-Off. Except as otherwise provided herein, any indemnification of the Buyer or any Seller hereunder shall be effected by wire transfer of immediately available funds from the Sellers or Buyer, as the case may be, to an account(s) designated by the Buyer or the Sellers’ Representatives, as the case may be, within ten (10) days after the determination thereof. Notwithstanding anything to the contrary set forth in this Section 12.9 or otherwise in this Agreement, Buyer and its Affiliates shall first recover any Damages under Section 12.1 from the Escrow Account. To the extent the Escrow Amount is insufficient for any portion of such recovery, Buyer and its Affiliates may recover the remaining portion of any Damages required to be paid to Buyer or any of its Affiliates pursuant hereto from the Sellers on a joint and several basis.

ARTICLE XIII

TAX MATTERS

The following provisions shall govern the allocation of responsibility for, and the rights and remedies of the Buyer and Sellers with respect to, certain Tax matters:

13.1 Tax Indemnification. Subject to Sections 12.1(b), 12.3, 12.5, 12.6 12.7 and 12.8 hereof, each Seller shall, jointly and severally, protect, defend, indemnify, and hold Buyer and its Affiliates harmless from and against (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date, (ii) all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, (iii) all Taxes of any member of an Affiliated Group of which the Company (or any predecessor of the foregoing) is or was a member for taxable periods ending on or before the Closing Date, including pursuant to Treasury Regulation §1.1502-6 (or any analogous or similar state, local, or foreign law or regulation), and (iv) any Taxes imposed under IRC §1374 (and any corresponding provision of state or local law). Notwithstanding anything herein to the contrary, Sellers shall have no obligation to protect, defend, indemnify or hold Buyer and its Affiliates harmless from and against any Taxes to the extent such Taxes may be offset by deposits, installments, other payments, credits, reserves or net operating losses paid or arising on or before the Closing Date. Sellers shall reimburse Buyer for any taxes of the Company or any Subsidiary which are the responsibility of Sellers pursuant to this Section 13.1 at least five (5) days prior to payment of such Taxes by Buyer or the Company.

13.2 Tax Periods Ending On or Before the Closing Date. The Company shall prepare or cause to be prepared and shall file or cause to be filed (in a manner consistent with past custom and practice of the Company) all Tax Returns of the Company for all Tax periods ending on or before the Closing Date.

13.3 Cooperation on Tax Matters. The Buyer, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company, the Sellers and the Buyer agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to transferring any such books or records and, if the other party so requests, the Company or the Sellers, as the case may be, shall allow the other party to take possession of such books and records.

13.4 Tax Sharing Arrangements. The Sellers and the Company will cause all Tax sharing agreements or similar agreements, if any, and all powers of attorney with respect to Taxes or Tax Returns that involve the Company to be terminated prior to the Closing and, after the Closing, the Company will not be bound thereby or have any liability thereunder.

13.5 Transfer Taxes. Notwithstanding Section 12.1(b) and any other provision of this Article XIII, the parties agree that all transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest thereon, “Transfer Taxes”) incurred by the Company in connection with this Agreement shall be borne by the Buyer. The Buyer shall prepare at its own expense any Tax Returns relating to Transfer Taxes required to be filed by Buyer, and, if required by applicable law, any other party hereto will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation required to be filed by Buyer.

13.6. Audits and Contests Regarding Taxes. Any party hereto who receives any notice of a pending or threatened Tax audit, assessment, or adjustment relating to the Company, or the Sellers with respect to the Company, which may give rise to liability of another party hereto, shall promptly notify Buyer and the Sellers’ Representatives within ten (10) business days of the receipt of such notice. The parties hereto each agree to consult with and to keep the other parties hereto informed on a regular basis regarding the status of any Tax audit or proceeding to the extent that such audit or proceeding could affect the liability of such other parties (including indemnity obligations hereunder). The Sellers’ Representatives shall have the right to represent the Company’s interests in any Tax audit or administrative or judicial proceeding and to employ counsel of its choice and at Sellers’ expense, but reasonably satisfactory to Buyer, but only to the extent such audit or other proceeding pertains to taxable periods ending on or before the Closing Date. Buyer shall have the right to participate in such proceeding at its own expense, and shall be entitled to control the disposition of any issue involved in such proceeding which does not affect a potential liability of any Seller. The Buyer and the Sellers’ Representatives shall be entitled to represent its own interests in light of its responsibilities (including indemnity obligations) for the related Taxes, at its own expense, in any audit or administrative or judicial proceedings involving a taxable period that includes but does not end on the Closing Date, provided that with respect to any such period, no party hereto shall communicate with Representatives of an auditing Taxing Authority on any substantive matter without advising all other parties hereto of the communication in advance, and if oral, providing the other parties hereto an adequate opportunity to participate in such communication. Notwithstanding the foregoing, the Seller Representatives shall not agree to any settlement for any taxable period that would affect Tax liabilities of Buyer or the Company for any taxable period beginning on or after the Closing Date without prior written consent of Buyer. Except as provided in this Section 13.7, the provisions of Article XII including the provisions therein addressing settlement authority, shall govern the manner in which Tax audit or administrative or judicial Proceedings are resolved.

ARTICLE XIV

GENERAL PROVISIONS

14.1 Expenses. Buyer will bear its expenses incurred in connection with the preparation, execution, and Buyer’s performance under this Agreement and of the transactions contemplated herein, including all fees and expenses of Buyer’s agents, Representatives, counsel, and accountants. Additionally, Buyer shall be responsible to pay when due all transfer, documentary, sales, use, value added, stamp, registration, goods and services taxes, as well as all conveyance fees, recording charges and other fees and charges, incurred in connection with the transactions contemplated by this Agreement (as required under Section 13.3 hereof), regardless of whether the obligation to pay any such taxes, fees or charges would otherwise be the obligation of the Company or Sellers under applicable law or by custom or practice. The Company shall pay all expenses of the Company and Sellers incurred in connection with the preparation, execution and Sellers’ and the Company’s performance under this Agreement and of the transactions contemplated herein, including all fees and expenses of agents, Representatives, outside counsel and accountants of Sellers and the Company.

14.2 Public Announcements. Prior to the Closing, any public announcement or similar publicity with respect to this Agreement or the transactions contemplated herein will be issued, if at all, at such time and in such manner as Buyer and the Company shall reasonably determine. The Company and Buyer will consult with each other concerning the means by which the public and the Company’s employees, distributors, customers, and suppliers and others having dealings with the Company will be informed of the transactions contemplated herein and, prior to the Closing, no announcement shall be made by any party without the prior written consent of the other parties.

14.3 Confidentiality. The provisions of the Mutual Confidentiality and Non-Disclosure Agreement, executed by the parties on July _____, 2007, will continue in full force and effect and will survive the execution and delivery of this Agreement and shall terminate upon the Closing.

14.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Company: Management Properties, Inc. P.O. Box 1500 1992 Highway 75 Blountville, TN 37617 Fax: (423) 279-6752 Attention: Jeffrey H. Benedict	With a copy to: Woolf, McClane, Bright, Allen & Carpenter, PLLC 900 S. Gay Street, Suite 900 Knoxville, TN 37902 Fax: (865) 215-1001 Attention: Dennis R. McClane

and to each Seller at the address set forth on Schedule 3.3(a) with a copy to Woolf, McClane, Bright, Allen & Carpenter, PLLC (set forth above); or at such other address as Company or the Sellers may designate by advance written notice to the other parties hereto; and

If to Buyer: Titan Global Holdings, Inc. 1700 Jay Ell Drive, Suite 200 Richardson, Texas 75081 Attention: Bryan Chance Fax: (972) 767-3117	With a copy to: Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, New York 10006 Attention: Thomas A. Rose, Esq. Fax: (212) 930-9725

or at such other address as Buyer may designate by advance written notice to the other parties hereto.

14.5 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of (a) the State of Tennessee, County of Sullivan, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Tennessee. Each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

14.6 Further Assurances. The parties agree before and after Closing: (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

14.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

14.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by Buyer, the Company and the Sellers’ Representatives.

14.9 Disclosure Schedules. If and to the extent any information required to be furnished in any Schedule is contained in another Schedule, such information will be deemed to be included in all Schedules in which such information is required to be included, to the extent the relevance of such disclosure to such other Schedules is reasonably apparent on its face.

14.10 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties hereto; provided that Buyer may, without the consent of any other party, assign all or any portion of its rights hereunder to: (a) any of its Affiliates; (b) to any acquiror of substantially all of the assets of Buyer or any Affiliates of such acquiror; (c) for collateral security purposes, to any lenders of Buyer or any of its Affiliates; and/or (d) such party as may be identified by Buyer prior to the Closing. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

14.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

14.12 Article and Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Article”, “Articles”, “Section” or “Sections” refer to the corresponding Article, Articles, Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

14.13 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

14.14 Governing Law. This Agreement will be governed by the laws of the State of Tennessee without regard to conflicts of laws principles.

14.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

14.16 Sellers’ Representatives.

(a) By virtue of their approval of this Agreement, the Sellers shall have constituted and appointed James R. MacLean and Jeffrey H. Benedict, acting together, to serve as seller representatives (collectively, “Sellers’ Representatives”) for and on behalf of the Sellers, to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, to take all other actions on behalf of the Sellers as is explicitly contemplated by this Agreement or the Escrow Agreement and to take all actions necessary or appropriate in the judgment of the Sellers’ Representatives for the accomplishment of the foregoing. No bond shall be required of the Sellers’ Representatives, and the Sellers’ Representatives shall receive no compensation for their services. Notices or communications to or from the Sellers’ Representatives shall constitute notice to or from each Seller.

(b) The Sellers’ Representatives shall not be liable for any act done or omitted hereunder as Sellers’ Representatives while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel or with the consent of two-thirds in interest of the Sellers shall be conclusive evidence of such good faith. The Sellers shall severally indemnify the Sellers’ Representatives and hold each of them harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of such Sellers’ Representatives and arising out of or in connection with the acceptance or administration of his duties hereunder.

(c) Notwithstanding anything to the contrary set forth in this Agreement, any decision, act, consent or instruction of the Sellers’ Representatives with respect to any matters contemplated hereby shall be deemed to be the decision, act, consent or instruction of all of the Sellers and shall be final, binding and conclusive upon each of the Sellers, and Buyer and the Escrow Agent may rely on each such decision, act, consent or instruction of the Sellers’ Representatives as being the decision, act, consent or instruction of each of the Sellers. Buyer is hereby relieved from any liability to any person for any acts done by them in reliance upon, or in accordance with, any such decision, act, consent or instruction of the Sellers’ Representatives.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed and delivered this Stock Purchase Agreement as of the date first written above.

COMPANY:

MANAGEMENT PROPERTIES, INC.

By: /s/ Jeffrey H. Benedict
Name: Jeffrey H. Benedict Title: Vice President

SELLERS:	BUYER:

THE JAMES R. MACLEAN REVOCABLE TRUST	TITAN GLOBAL HOLDINGS, INC.

By: /s/ James R. MacLean	By: /s/ Bryan Chance
Name: James R. MacLean Title: Trustee	Name: Bryan M. Chance Title: President and Chief Executive Officer

/s/ Sara G. MacLean
SARA G. MACLEAN (by Jeffrey H. Benedict under Power of Attorney dated 7-11-07)

THE LINDA R. MACLEAN IRREVOCABLE TRUST

By: /s/ Sara G. MacLean
Name: Sara G. MacLean Title: Trustee (by Jeffrey H. Benedict under Power of Attorney dated 7-11-07)